Exhibit 4.4

ESSA PHARMA INC.

NOTICE OF

ANNUAL GENERAL AND SPECIAL MEETING

OF SHAREHOLDERS OF

ESSA PHARMA INC.

TO BE HELD ON MAY 21, 2015

MANAGEMENT INFORMATION CIRCULAR

DATED: APRIL 21, 2015

ESSA PHARMA INC.

Suite 720, 999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual general and special meeting (the “Meeting”) of the shareholders of ESSA Pharma Inc. (the “Company” or “ESSA”) will be held in the Tudor Room, Rosewood Hotel Georgia, 801 West Georgia St., Vancouver, British Columbia, V6C 1P7, on May 21, 2015 at 1:30 p.m. (Vancouver time) for the following purposes:

1.	to receive and consider the audited financial statements of the Company for the year ended September 30, 2014 together with the auditor’s report thereon;

2.	to set the number of directors for the ensuing year at six;

3.	to elect directors for the ensuing year;

4.	to appoint an auditor for the ensuing year and authorize the directors to approve the remuneration to be paid to the auditor;

5.	to consider, and if thought fit, approve with or without amendment, a resolution to approve the amendment and restatement of the Company’s stock option plan as set out in Schedule A to this Management Information Circular, as more particularly described herein; and

6.	to transact such other business as may properly come before the meeting.

The board of directors has fixed April 21, 2015 as the record date for determining the shareholders entitled to receive notice of and vote at the Meeting. Shareholders unable to attend the meeting in person are requested to read the enclosed management information circular and proxy (or Voting Instruction Form, a “VIF”) and complete and deposit the proxy or VIF in accordance with its instructions. Unregistered shareholders must deliver their complete proxy or VIF in accordance with the instructions given by their financial institution or other intermediary that forwarded the proxy to them.

DATED at Vancouver, British Columbia this 21st day of April, 2015.

ON BEHALF OF THE BOARD OF DIRECTORS

Signed: “Robert W. Rieder”
Robert W. Rieder
President, Chief Executive Officer and Director

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the issuer or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

ESSA PHARMA INC.

Suite 720, 999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

MANAGEMENT INFORMATION CIRCULAR

as at April 21, 2015

This Management Information Circular is furnished in connection with the solicitation of proxies by the management of ESSA Pharma Inc. (the “Company” or “ESSA”) for use at the annual general and special meeting (the “Meeting”) of its shareholders to be held on May 21, 2015 at the time and place and for the purposes set forth in the accompanying notice of the Meeting.

In this Management Information Circular, references to the “Company”, “ESSA”, “we” and “our” refer to ESSA Pharma Inc. “Common Shares” means common shares without par value in the capital of the Company. “Beneficial Shareholders” means shareholders who do not hold Common Shares in their own name and “intermediaries” refers to brokers, investment firms, clearing houses and similar entities that own securities on behalf of Beneficial Shareholders.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies will be primarily by mail, but proxies may be solicited personally or by telephone by directors, executive officers and regular employees of the Company. The Company will bear all costs of this solicitation. We have arranged for intermediaries to forward the meeting materials to beneficial owners of Common Shares held as of record by those intermediaries and we may reimburse the intermediaries for their reasonable fees and disbursements in that regard.

Appointment of Proxyholders

The individuals named in the accompanying form of proxy (the “Proxy”) are executive officers and/or directors of the Company. If you are a shareholder entitled to vote at the Meeting, you have the right to appoint a person or company other than either of the persons designated in the Proxy, who need not be a shareholder, to attend and act for you on your behalf at the Meeting. You may do so either by inserting the name of that other person in the blank space provided in the Proxy or by completing and delivering another suitable form of proxy.

Voting by Proxyholder

The persons named in the Proxy will vote or withhold from voting the Common Shares represented thereby in accordance with your instructions on any ballot that may be called for. If you specify a choice with respect to any matter to be acted upon, your Common Shares will be voted accordingly. The Proxy confers discretionary authority on persons named therein with respect to:

(a)	each matter or group of matters identified therein for which a choice is not specified, other than the appointment of an auditor and the election of directors;

(b)	any amendment to or variation of any matter identified therein; and

(c)	any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the Proxy, the management appointee acting as a proxyholder will vote in favour of each matter identified on the Proxy and, if applicable, for the nominees of management for directors and auditors as identified in the Proxy.

Registered Shareholders

Registered shareholders may wish to vote by proxy whether or not they are able to attend the Meeting in person. Registered shareholders electing to submit a proxy may do so by:

(a)	completing, dating and signing the enclosed form of proxy and returning it to the Company’s transfer agent, Computershare Trust Company of Canada (“Computershare”), by fax within North America at 1-866-249-7775, outside North America at (416) 263-9524, or by mail to the 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 or by hand delivery at 2nd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9;

(b)	using a touch-tone phone to transmit voting choices to a toll free number. Registered shareholders must follow the instructions of the voice response system and refer to the enclosed proxy form for the toll free number, the holder’s account number and the proxy access number; or

(c)	logging on to the internet through Computershare’s website at www.investorvote.com. Registered shareholders must follow the instructions that appear on the screen and refer to the enclosed proxy form for the holder’s account number and the proxy access number;

in all cases ensuring that the proxy is received at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.

Beneficial Shareholders

The following information is of significant importance to shareholders who do not hold Common Shares in their own name. Beneficial Shareholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by registered shareholders (those whose names appear on the records of the Company as the registered holders of Common Shares) or as set out in the following disclosure.

If Common Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those Common Shares will not be registered in the shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the names of intermediaries. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).

Intermediaries are required to seek voting instructions from Beneficial Shareholders in advance of meetings of shareholders. Every intermediary has its own mailing procedures and provides its own return instructions to clients.

There are two kinds of Beneficial Shareholders - those who object to their name being made known to the issuers of securities which they own (called “OBOs” for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called “NOBOs” for Non-Objecting Beneficial Owners).

The Company is taking advantage of the provisions of National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer that permit it to deliver proxy-related materials directly to its NOBOs. As a result NOBOs can expect to receive a scannable Voting Instruction Form (“VIF”) from our transfer agent, Computershare. The VIF is to be completed and returned to Computershare as set out in the instructions provided on the VIF. Computershare will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by the VIFs they receive.

These securityholder materials are being sent to both registered and non-registered owners of the securities of the Company. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name, address and information about your holdings of securities, were obtained in accordance with applicable securities regulatory requirements from the intermediary holding securities on your behalf.

By choosing to send these materials to you directly, the Company (and not the intermediary holding securities on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your VIF as specified in the request for voting instructions that was sent to you.

Beneficial Shareholders who are OBOs should follow the instructions of their intermediary carefully to ensure that their Common Shares are voted at the Meeting.

The form of proxy supplied to you by your broker will be similar to the proxy provided to registered shareholders by the Company. However, its purpose is limited to instructing the intermediary on how to vote your Common Shares on your behalf. Most brokers delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in the United States and in Canada. Broadridge mails a VIF in lieu of a proxy provided by the Company. The VIF will name the same persons as the Company’s Proxy to represent your Common Shares at the Meeting. You have the right to appoint a person (who need not be a Beneficial Shareholder of the Company), other than any of the persons designated in the VIF, to represent your Common Shares at the Meeting and that person may be you. To exercise this right, insert the name of the desired representative (which may be you) in the blank space provided in the VIF. The completed VIF must then be returned to Broadridge by mail or facsimile or given to Broadridge by phone or over the internet, in accordance with Broadridge’s instructions. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting and the appointment of any shareholder’s representative. If you receive a VIF from Broadridge, the VIF must be completed and returned to Broadridge, in accordance with its instructions, well in advance of the Meeting in order to have your Common Shares voted or to have an alternate representative duly appointed to attend the Meeting and vote your Common Shares at the Meeting.

Notice to Shareholders in the United States

The solicitation of proxies and the matters to be voted on, as contemplated in this Management Information Circular, involve securities of an issuer located in Canada and are being effected in accordance with the corporate laws of the Province of British Columbia, Canada and securities laws of the provinces of Canada. As a “foreign private issuer” as defined under Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (the “1934 Act”), the proxy solicitation rules under the 1934 Act, including Regulation 14A thereunder, are not applicable to the Company or this solicitation, and this solicitation has been prepared in accordance with the disclosure requirements of the securities laws of the provinces of Canada. Shareholders should be aware that disclosure requirements under the securities laws of the provinces of Canada differ from the disclosure requirements under United States securities laws.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the Business Corporations Act (British Columbia), as amended, certain of its directors and its executive officers are residents of Canada and a substantial portion of its assets and the assets of such persons are located outside the United States. Shareholders may not be able to sue a foreign company or its executive officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its executive officers and directors to subject themselves to a judgment by a United States court.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a registered shareholder who has given a proxy may revoke it by:

(a)	executing a proxy bearing a later date or by executing a valid notice of revocation, either of the foregoing to be executed by the registered shareholder or the registered shareholder’s authorized attorney in writing, or, if the registered shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and by delivering the proxy bearing a later date to Computershare Trust Company of Canada or at the address of the registered office of the Company at 595 Burrard Street, P.O. Box 49314, Suite 2600, Three Bentall Centre, Vancouver, British Columbia V7X 1L3, at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, the last business day that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law; or

(b)	personally attending the Meeting and voting the registered shareholder’s Common Shares.

A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as disclosed herein, no director or executive officer of the Company, nor any person who has held such a position since the beginning of the last completed financial year end of the Company, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted on at the meeting other than the election of directors and appointment of auditors.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The board of directors (the “Board”) of the Company has fixed April 21, 2015 as the record date (the “Record Date”) for determination of persons entitled to receive notice of the Meeting. Only shareholders of record at the close of business on the Record Date who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Common Shares voted at the Meeting.

The Common Shares of the Company are listed for trading on the TSX Venture Exchange (the “TSXV”). As of the Record Date, there were 18,144,322 Common Shares issued and outstanding, each carrying the right to one vote.

No group of shareholders has the right to elect a specified number of directors, nor are there cumulative or similar voting rights attached to the Common Shares.

To the knowledge of the directors and executive officers of the Company, the only persons or corporations that beneficially owned, directly or indirectly, or exercised control or direction over, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares of the Company as at the Record Date were:

Shareholder Name	Number of Shares Held	Percentage of Issued Shares

Marianne Sadar	3,175,000	17.50%

Raymond Anderson	3,175,000	17.50%

Robert W. Rieder	2,531,250	13.95%

FINANCIAL STATEMENTS

The audited financial statements of the Company for the year ended September 30, 2014, report of the auditor and related management discussion and analysis, all of which may be obtained from SEDAR at www.sedar.com, will be placed before the Meeting and have been filed with the securities commissions or similar regulatory authority in British Columbia, Alberta and Ontario.

VOTES NECESSARY TO PASS RESOLUTIONS

A simple majority of affirmative votes cast at the Meeting is required to pass the resolutions described herein. If there are more nominees for election as directors or appointment of the Company’s auditor than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled. If the number of nominees for election or appointment is equal to the number of vacancies to be filled all such nominees will be declared elected or appointed by acclamation.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.	Setting the Number of Directors – See heading “Election of Directors”.

2.	Election of Directors – See heading “Election of Directors”.

3.	Appointment of Auditor – See heading “Appointment of Auditor”.

4.	Amendment and Restatement of Stock Option Plan - See heading "Amendment and Restatement of Stock Option Plan".

ELECTION OF DIRECTORS

The Articles of the Company set out that the number of directors of the Company will be a minimum of three and a maximum of the most recently set of (i) the number of directors set by ordinary resolution and (ii) the number of directors set in the event that the places of any retiring directors are not filled by an election at a meeting of shareholders. The term of office of each of the six current directors will end at the conclusion of the Meeting. Unless the director’s office is vacated earlier in accordance with provisions of the Business Corporations Act (British Columbia), each director elected will hold office until the conclusion of the next annual meeting of the Company, or if no director is then elected, until a successor is elected.

Nominees

The following table sets out the names of management’s six nominees for election as directors, all major offices and positions with the Company each now holds, each nominee’s principal occupation, business or employment, the period of time during which each has been a director of the Company and the number of Common Shares of the Company beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as at April 21, 2015:

		Period as a	Common Shares
Name, Country of		Director of	Beneficially
Residence and	Principal Occupation or Business or	the	Owned or
Position	Employment(1)	Company	Controlled(1)
Robert W. Rieder	President, Chief Executive Officer and Director,	Since	2,531,250	(3)
British Columbia,	ESSA Pharma Inc. (October 11, 2010-Present)	October
Canada	Executive Chairman of the Board, Cardiome	2010
Chief Executive	Pharma Corp. (2009-2010)
Officer and Director	Chief Executive Officer, Cardiome Pharma
Corp. (1998-2009)

Richard M.	Chairman of the Board, ESSA Pharma Inc.	Since	845,000	(4)
Glickman(2)(8)	(October 2010-Present)	October
British Columbia,	Co-founder and Executive Chairman	2010
Canada	(September 2013-February 2014) and Chairman
of the Board (February 2014-Present) Aurinia
Chairman of the	Pharmaceuticals Inc.
Board

Marianne Sadar	Director (January 6, 2009-Present), Chief	Since	3,175,000	(5)
British Columbia,	Scientific Officer (October 11, 2010-Present)	January
Canada	and President (January 6, 2009-October 11,	2009
2010), ESSA Pharma Inc.
Chief Scientific	Distinguished Scientist (2012-Present) and
Officer and Director	Senior Scientist (1998-2012), British Columbia
Cancer Agency Professor (2012-Present)
Honorary Associate Professor (2009-2012),
Pathology and Laboratory Medicine, University
of British Columbia, Provincial Program
Leader for Prostate Cancer Research (2000-
2012), British Columbia Cancer Agency
Officer (2007-Present), Past President (2014-
Present), President (2013-2014), Vice President
(2012-2013), and Treasurer (2007-2011),
Society of Basic Urologic Research

		Period as a	Common Shares
Name, Country of		Director of	Beneficially
Residence and	Principal Occupation or Business or	the	Owned or
Position	Employment(1)	Company	Controlled(1)
Raymond Andersen	Chief Technical Officer and Director (October	Since	3,175,000	(6)
British Columbia,	11, 2010-Present) and Secretary (January 6,	October
Canada	2009-Present), ESSA Pharma Inc.	2010
Professor of Chemistry and Earth, Ocean &
Chief Technical	Atmospheric Sciences, University of British
Officer and Director	Columbia (2007-present)

Gary Sollis(2)(8)	Director, ESSA Pharma Inc. (April 26, 2012-	Since April	0	(7)
British Columbia,	Present)	2012
Canada	Partner, Dentons Canada LLP (May 1, 1995-
Present)
Director

Franklin M.	Director, ESSA Pharma Inc. (March 2015-	Since	0	(9)
Berger(2)(8)	Present)	March 2015
New York, United	Director, Five Prime Therapeutics, Inc.
States of America	(October 2010-Present)
Director, Immune Design Corp. (March 2014-
Director	Present)
Director, Bellus Health, Inc. (May 2010-
Present)
Director, Seattle Genetics, Inc. (2003-May
2014)

Notes:

(1)	The information as to principal occupation, business or employment (for the preceding five years for any new director) and Common Shares beneficially owned or controlled is not within the knowledge of the management of the Company and has been furnished by the respective nominees themselves.

(2)	Member of the Audit Committee (as defined herein).

(3)	Of the 2,531,250 Common Shares over which Robert W. Rieder exercises control, 31,250 are held in the name of his spouse. Robert W. Rieder holds Options to purchase 150,000 Common Shares.

(4)	Of the 845,000 Common Shares over which Richard M. Glickman exercises control, 100,000 are held in the name of his spouse. Richard M. Glickman holds Options to purchase 75,000 Common Shares.

(5)	Marianne Sadar holds Options to purchase 420,000 Common Shares.

(6)	Raymond Andersen holds Options to purchase 420,000 Common Shares.

(7)	Gary Sollis holds Options to purchase 120,000 Common Shares.

(8)	Member of the Compensation Committee (as defined herein).

(9)	Franklin Berger holds Options to purchase 50,000 Common Shares and special warrants exercisable for 363,636 Common Shares.

None of the proposed nominees for election as a director of the Company are proposed for election pursuant to any arrangement or understanding between the nominee and any other person, except the directors and senior officers of the Company acting solely in such capacity.

Director Biographies

Robert W. Rieder, President, Chief Executive Officer and Director

Mr. Rieder, 68, has served as a director of the Company and has been employed full time as the President and Chief Executive Officer of the Company since October 2010. He is responsible for the management of the Company, developing objectives, strategy and standards of performance, securing and leading a team of professionals and directing them to deliver the required performance. From 1998 to 2009, Mr. Rieder was the Chief Executive Officer of Cardiome Pharma Corp. (“Cardiome”), a Toronto Stock Exchange and NASDAQ-traded public pharmaceutical company. Under Mr. Rieder’s leadership, Cardiome negotiated partnerships with two leading pharmaceutical companies, Merck Frosst & Co. and Astellas Pharmaceuticals, and raised over $250 million from public capital markets. Mr. Rieder led Cardiome from the pre-clinical research stage to NDA submission. Mr. Rieder also has an extensive background in medically-related venture capital investing, as Vice President of MDS Ventures Pacific Inc., a Vancouver-based affiliate of MDS Capital Corp. He has been a director for nine public and private technology companies. In 2009, he was acknowledged as “Executive of the Year” by Life Sciences B.C. and in 2007 was named Ernst and Young “Entrepreneur of the Year” for the Medical Products area in the Pacific Region. He currently is the non-executive Chairman of the Board for Cardiome and is a director of XORTX Pharma Corp. and B.C. Advantage Funds (VCC) Ltd. Mr. Rieder received his undergraduate degree in Chemical Engineering from the University of British Columbia and his Master of Business Administration from the Richard Ivey School of Business at the University of Western Ontario.

Richard M. Glickman, Chairman of the Board

Chairman of the Board Dr. Richard M. Glickman, 57, has served as the Chairman of the Board of the Company since October 2010. As the Chairman of the Board, Dr. Glickman is responsible for the management of the Board to ensure the Company has appropriate objectives and an effective strategy, and that it is operating in accordance with a high standard of corporate governance. Dr. Glickman was a cofounder, Chairman and Chief Executive Officer of Aspreva Pharmaceuticals Inc. (“Aspreva”) which was acquired by the Galenica group for $915M. Prior to establishing Aspreva, Dr. Glickman was the co-founder and Chief Executive Officer of StressGen Biotechnologies Corporation. Dr. Glickman currently serves on Cardiome Pharma Corp.’s Board of Directors as a member of the Compensation and Audit Committees and as its lead independent director. In addition, Dr. Glickman serves as Chairman of the Board of Aurinia Pharmaceuticals Inc., as Chairman of the Board of Engene Corporation and as a Director of Vida Pharmaceuticals. In addition, he has served on numerous biotechnology boards including roles as Chairman of Life Sciences B.C. (formerly the British Columbia Biotechnology Alliance), as a Director of the Canadian Genetic Diseases Network (a Canadian Centre of Excellence), a member of the federal government’s National Biotechnology Advisory Committee, a member of the British Columbia Innovation Council and a director for the Vancouver Aquarium and Chair of its Research Committee. Dr. Glickman received the Ernst & Young Entrepreneur of the Year 2004 Award for the Pacific Region Life Sciences Group, both Canada’s and British Columbia’s Top 40 under 40 Award for Entrepreneurs, the 2006 BC Biotech Leadership Award and the Lupus Foundation of America Leadership Award.

Marianne Sadar, Chief Scientific Officer and Director

Dr. Marianne Sadar, 52, is one of the co-founders of ESSA. Dr. Sadar has been a director of the Company since January 2009, and has acted as the Chief Scientific Officer of the Company since October 2010. She is responsible for participating in the research and development of ESSA’s drug candidates, and with the assessment and review of business and scientific matters. As an independent consultant, she devotes approximately 20% of her time to the affairs of the Company. She is a Distinguished Scientist at the BC Cancer Agency and a Professor of Pathology and Laboratory Medicine at UBC. Dr. Sadar is internationally known for her research on identifying mechanisms of activating the AR and developing therapeutics for advanced prostate cancer that target the N-terminal domain of the AR. Her research was the first to show that the N-terminal domain of the AR could be activated by alternative pathways and she proposed this domain as a therapeutic target in 1999. Later, Dr. Sadar provided the first proof-of-concept that targeting the N-terminus of the AR results in a therapeutic response in an in vivo model of CRPC. Dr. Sadar received her B.Sc. from Simon Fraser University, and Ph.D. from the University of Bradford, U.K. She carried out post-doctoral training at AstraZeneca (Astra Hässle), Department of Drug Metabolism and Pharmacokinetics in Mölndal, Sweden and at the BC Cancer Agency. She has served on approximately 50 scientific panels, and has been a recipient of awards including the Terry Fox Young Investigator Award, Simon Fraser University Alumni Award for Academic Excellence, and the first non-American to receive the Society of Women in Urology/Society of Basic Urologic Research “Award for Excellence in Urologic Research”. She has served as President of the Society of Basic Urologic Research (USA), member of the Scientific Advisor Boards for the Prostate Cancer Foundation (USA) and Coalition to Cure Prostate Cancer (Canada). The Congressionally Directed Medical Research Programs Prostate Cancer Research Program (“ PCRP”) of U.S. Department of Defense recently named Dr. Sadar to the PCRP Integration Panel. Dr. Sadar’s consulting agreement contains non-competition and confidentiality clauses.

Raymond Andersen, Chief Technical Officer, Secretary and Director

Dr. Raymond Andersen, 67, is one of the co-founders of ESSA. He has served as the Secretary of the Company since January 2009, and as a director and Chief Technical Officer of the Company since October 2010. He is responsible for participating in the research and development of ESSA’s drug candidates, and with the assessment and review of business and scientific matters. As an independent consultant, he devotes approximately 20% of his time to the affairs of the Company. He is also a Professor at UBC in the departments of Chemistry and Earth & Ocean Sciences. He is internationally known for his research into the identity and structure of novel chemical compounds derived from marine organisms, the molecular routes to their biosynthesis, their role in ocean ecology, and their potential as new drugs. Among them are compounds that have anti-inflammatory and anti-cancer properties and these compounds are being developed as anti-asthma, and anti-tumour drugs. His discoveries represented core technologies of the UBC spinoff companies Aquinox Pharmaceuticals Inc. and Inflazyme Pharmaceuticals. His industrial programs have led to deals with Aventis and Wyeth and the venture capital arms of Johnson & Johnson and Pfizer. Dr. Andersen received his B.Sc. degree from the University of Alberta, a M.Sc. from UC Berkeley, and Ph.D. from U.C. San Diego. He carried out postdoctoral research at the Massachusetts Institute of Technology. In recognition of his pioneering achievements, Dr. Andersen was inducted into the Royal Society of Canada and recently received the R. U. Lemieux Award from the Canadian Society for Chemistry and the Jacob Biely Research Prize from UBC. Dr. Andersen’s consulting agreement contains non-competition and confidentiality clauses.

Gary Sollis, Director

Mr. Gary Sollis, 61, has served as a director of the Company since April 2012. Mr. Sollis is a partner at the law firm of Dentons Canada LLP. He represents clients in the areas of corporate and securities law, with a focus on acquisitions, financings and reorganizations. He has acted for a variety of public and private companies in financing transactions, including public offerings, private placements of debt and equity, special warrant financings and public and private limited partnership offerings. Mr. Sollis has also assisted clients in connection with takeover bids, mergers, proxy contests, spin-offs, joint ventures and acquisitions of private businesses. He received a Bachelor of Laws degree from Dalhousie University.

Franklin M. Berger, Director

Mr. Franklin M. Berger, 65, has served as a director of the Company since March 2015. He started his consulting practice in 2003 after leaving J. P. Morgan Securities, Inc. as their head of biotechnology equity research. His clients are exclusively biotechnology industry participants including major biopharmaceutical firms, mid-capitalization biotechnology companies, specialist asset managers and venture capital companies. He currently serves on the board of three public biotechnology companies: Five Prime Therapeutics, Inc., Immune Design Corp. and Bellus Health, Inc. Previous public company board service included 11 years with Seattle Genetics, Inc., seven years with VaxGen, Inc. (vaccines/biodefense) and Aurinia (previously Isotechnika), based in Canada. He also serves or has served on private biotech company boards including iTherX Pharma, Inc., Caprion Proteomics (sold in July 2012), Inc. and ViroChem Pharma, Inc. As a senior portfolio manager on the buy-side, Mr. Berger worked at Sectoral Asset Management as a founder of the small-cap focused NEMO Fund from 2007 through June 2008. Mr. Berger spent 12 years in sell-side equity research, most recently as Managing Director, U.S. Equity Research, J. P. Morgan Securities, Inc., from May 1998 to March 2003.

Institutional Investor Magazine ranked him on J. P. Morgan’s All-Star Research Team. The Wall Street Journal selected Mr. Berger as the No. 1 ranked biotechnology analyst in its All-Star Analyst Survey in 1997 and No. 2 ranked in the WSJ’s 2000 Survey. In 2000, he became a Founding Fellow of the Biotechnology Study Center at New York University School of Medicine. Mr. Berger received his MBA degree from Harvard Business School in 1975. Johns Hopkins University conferred both his MA and BA degrees in 1971 and 1972, respectively.

Cease Trade Orders and Bankruptcies

Except as disclosed below, no proposed director of the Company is, as of the date of this Management Information Circular, or has been, within the ten years prior to the date hereof, a director or chief executive officer or chief financial officer of any company (including the Company) that: (i) was subject to an order that was issued while the proposed director was acting as a director, chief executive officer or chief financial officer; or (ii) was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Mr. Rieder was a director of Akela Pharma, Inc. (“Akela”). Due to the late filing of its financial statements, management’s discussion and analysis and annual information form for the year ended December 31, 2009, Akela applied to the British Columbia Securities Commission for a management cease trade order, which applied to Mr. Rieder, as well as the rest of Akela’s management. The management cease trade order was granted on April 6, 2010 and revoked on June 29, 2010 following the filing of all required records. The management cease trade order did not affect trading in the securities of Akela generally.

No proposed director of the Company is, at the date of this Management Information Circular, or has been within ten years before the date of this Management Information Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties and Sanctions

No proposed director of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Individual Bankruptcies

No proposed director of the Company has, within the ten years before the date of this Management Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

APPOINTMENT OF AUDITOR

Davidson & Company LLP, at its offices located at 1200 – 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, British Columbia, Canada V7Y 1G6, will be nominated at the Meeting for reappointment as auditor of the Company at remuneration to be fixed by the directors. Davidson & Company LLP was first appointed as the company’s auditor on May 28, 2013.

To be approved, the resolution must be passed by a majority of the votes cast by the holders of Common Shares at the Meeting. Management recommends a vote “for” in respect of the resolution approving the appointment of the auditor and authorizing the directors to fix the auditor’s remuneration.

AUDIT COMMITTEE AND RELATIONSHIP WITH AUDITOR

National Instrument 52-110 Audit Committees (“NI 52-110”) requires the Company, as a venture issuer, to disclose annually in its Management Information Circular certain information concerning the constitution of its audit committee (the “Audit Committee”) and its relationship with its independent auditor. Such disclosure is set forth below:

Audit Committee

On September 4, 2014, the Company formed the Company’s Audit Committee. The Audit Committee is comprised of Richard Glickman, Gary Sollis and Franklin Berger (Chair), all of whom are “financially literate” as defined in National Instrument 52-110 – Audit Committees (“NI 52-110 ”). Each member of the Audit Committee is considered independent pursuant to NI 52-110. A description of the education and experience of each Audit Committee member that is relevant to the performance of his responsibilities as an Audit Committee member may be found above under the heading “Director Biographies”.

The Audit Committee is responsible for reviewing the Company’s financial reporting procedures, internal controls and the performance of the financial management and the Auditor. The Audit Committee also reviews the annual audited financial statements and makes recommendations to the board. The Company is relying on the exemption set out in section 6.1 of NI 52-110, which allows the Company to be exempt from the requirement that all members of the Audit Committee be independent. A copy of the Audit Committee’s charter is set out below.

Audit Committee Charter

I.	Purpose

The main objective of the Audit Committee is to act as a liaison between the Board and the Company’s independent auditor and to assist the Board in fulfilling its oversight responsibilities with respect to the financial statements and other financial information provided by the Company to its shareholders and others.

II.	Organization

The Committee shall consist of three or more directors and shall satisfy the laws governing the Company and the independence, financial literacy, expertise and experience requirements under applicable securities law, stock exchange requests and any other regulatory requirements applicable to the Audit Committee of the Company.

The members of the Committee and the Chair of the Committee shall be appointed by the Board. A majority of the members of the Committee shall constitute a quorum. A majority of the members of the Committee shall be empowered to act on behalf of the Committee. Matters decided by the Committee shall be decided by majority votes.

Any member of the Committee may be removed or replaced at any time by the Board and shall cease to be a member of the Committee as soon as such member ceases to be a director.

The Committee may form and delegate authority to subcommittees when appropriate.

III.	Meetings

The Committee shall meet as frequently as circumstances require.

The Committee may invite, from time to time, such persons as it may see fit to attend its meetings and to take part in discussion and consideration of the affairs of the Committee.

IV.	Responsibilities

(1) The Committee shall recommend to the Board:

(a) the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and

(b) the compensation of the external auditor.

(2) The Committee shall be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

(3) The Committee must pre-approve all non-audit services to be provided to the Company or its subsidiary entities by the Company’s external auditor.

(4) The Committee must review the Company’s financial statements, MD&A and annual and interim earnings press releases before the Company publicly discloses this information.

(5) The Committee must be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, other than the public disclosure referred to in subsection (4), and must periodically assess the adequacy of those procedures.

(6) The Committee must establish procedures for:

(a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

V.	Authority

The Committee shall have the following authority:

(a) to engage independent counsel and other advisors as it determines necessary to carry out its duties,

(b) to set and pay the compensation for any auditor or tax advisors employed by the Committee, and

(c) to communicate directly with the external auditor.

Relevant Education and Experience

See heading “Director Biographies” above for a description of the education and experience of each of the members of the Audit Committee that is relevant to their performance as an audit committee member, in particular, any education or experience that would provide the member with:

(i)	an understanding of the accounting principles used by the issuer to prepare its financial statements, and the ability to assess the general application of those principles in connection with estimates, accruals and reserves;

(ii)	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the issuer’s financial statements, or experience actively supervising individuals engaged in such activities; and

(iii)	an understanding of internal controls and procedures for financial reporting.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed financial year, there has not been a recommendation of the Audit Committee to nominate or compensate an external auditor which was not adopted by the Company’s Board.

Reliance on Certain Exemptions

Since the effective date of NI 52-110, the Company has not relied on the exemptions contained in section 2.4 or Part 8 of NI 52-110. Section 2.4 provides an exemption from the requirements that the Audit Committee must pre-approve all non-audit services to be provided by the auditor, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditor in the fiscal year in which the non-audit services were provided. Section 8 permits a company to apply to a securities regulatory authority for an exemption from the requirements of NI 52-110, in whole or in part.

Pre-Approval Policies and Procedures

See the Audit Committee Charter above for specific policies and procedures for the engagement of non-audit services.

Exemption

The Company is relying upon the exemption in section 6.1 of NI 52-110 in respect of its reporting obligations under NI 52-110 for the year ended September 30, 2014.

External Auditor Service Fees

Fees incurred with Davidson & Company LLP for audit services in the last two fiscal years for audit fees are outlined in the following table:

	Fees Paid to Auditor in Year Ended	Fees Paid to Auditor in Year Ended
Nature of Services	September 30, 2014	September 30, 2013

Audit Fees(1)	$32,000.00	$15,000

Audit-Related Fees(2)	Nil	Nil

Tax Fees(3)	Nil	Nil

All Other Fees(4)	Nil	Nil

Total	$32,000.00	$15,000

Notes:

(1)	“Audit Fees” include fees necessary to perform the annual audit of the Company’s consolidated financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(2)	“Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)	“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All Other Fees” include all other non-audit services.

AMENDMENT AND RESTATEMENT OF STOCK OPTION PLAN

At the Meeting, shareholders will be asked to approve an ordinary resolution set forth below (the “Option Plan Amendment Resolution”) approving the amendment and restatement of the Company’s existing stock option plan (the “Option Plan”) governing the Company’s options to purchase Common Shares (the “Options”). For reference, a copy of the Option Plan incorporating all proposed amendments is appended hereto as Schedule A (the “Amended and Restated Option Plan”).

The existing Option Plan was adopted to offer incentives to directors, executive officers, employees, management and others who provide services to the Company or any subsidiary, to act in the best interests of the Company. Prior to September 4, 2014, ESSA did not have in place a formal stock option plan. Options were issued by the Board on a case-by-case basis, reflecting the priorities in place at each such time point. On September 4, 2014, ESSA adopted the Option Plan. For a detailed description of the provisions of the Option Plan, please see “Securities Authorized for Issuance under Equity Compensation Plans - Equity Compensation Plan Information” below.

At the Meeting, shareholders will be asked to approve the amendment and restatement of the Option Plan and, as a result, the adoption of the Amended and Restated Option Plan. While based on the Option Plan, the Amended and Restated Option Plan contains certain amendments and also incorporates several other provisions.

Proposed Amendments

The existing Option Plan was drafted to suit the needs of a private issuer, while also containing specified provisions designed to comply with the requirements of the TSXV (the “TSXV Provisions”) that would become effective upon the Common Shares becoming listed on the TSXV. When the Common Shares became listed on the TSXV on January 27, 2014, the TSXV Provisions became effective and superseded a number of provisions drafted to suit the needs of a private issuer. Therefore, in the Amended and Restated Option Plan, all of the provisions in the existing Option Plan drafted to suit the needs of a private issuer that have been superseded by the TSXV Provisions will be replaced with the TSXV Provisions. These changes will not have a substantive impact because the provisions that will be removed have been superseded by the TSXV Provisions.

Aside from the changes to replace the provisions that have been superseded with the TSXV Provisions, the provisions of the Amended and Restated Option Plan will be substantially similar to those contained in the Option Plan aside from the changes noted below.

The Company may in the future apply to graduate the listing of its Common Shares from the TSXV to the Toronto Stock Exchange (the “TSX”). If the Company does graduate the listing of its Common Shares to the TSX, the Amended and Restated Plan contains several provisions which will become effective upon the listing of the Common Shares on the TSX (the “TSX Provisions”). The TSX Provisions, if the Common Shares become listed on the TSX, will cause the following principal changes to the Amended and Restated Option Plan:

(a)	Amend the provisions relating to the number of Common Shares issuable such that:

a.	the maximum number of Common Shares that may be reserved and available for issuance upon exercise of Options will be the greater of:

i.	3,614,014 Common Shares; and

ii.	a rolling number equal to 15% of the total issued and outstanding Common Shares from time to time, subject to a maximum of 5,000,000 Common Shares;

b.	the maximum number of Common Shares that may be reserved and available for issuance under subsection (a)(ii) above will be increased quarterly at the end of each fiscal quarter of the Company beginning with the fiscal quarter beginning on April 1, 2015, by an amount equal to the number of Common Shares issued upon exercise of any Options during such fiscal quarter, provided that the total number of Common Shares reserved and available for issuance does not exceed 15% of the issued and outstanding Common Shares of the Company; and

c.	any Common Shares subject to an Option that expires or terminates without having been fully exercised may be made the subject of a further Option.

(b)	Align the defined terms with the definitions provided in the TSX Company Manual as opposed to the TSXV policies;

(c)	Align the definition of “Insider” and the eligibility and restrictions governing the granting of Options to such persons to the provisions in the TSX Company Manual as opposed to the TSXV policies;

(d)	Align the exercise price provisions such that the exercise price of an Option cannot be less than the “Market Price” as defined in the TSX Company Manual;

(e)	Align the amendment provisions such that the amendment provisions are more characteristic of TSX listed issuer as opposed to a TSXV listed issuer; and

(f)	Provide a net settlement alternative (to replace the cashless exercise alternative which will be removed from the Option Plan) which will provide that, in lieu of exercising an Option by delivery of an exercise notice along with payment of the exercise price, any Option holder may elect to transfer and dispose of a specified number of Options to the Company in exchange for a number of Common Shares having a fair market value equal to the intrinsic value of such Options disposed of and transferred to the Company.

TSX Provisions

The Option Plan provides that the maximum number of Common Shares that will be available for Directors, Officers, Employees and Consultants to acquire pursuant to Options is 3,614,014 Common Shares, representing 20% of the Company’s issued and outstanding Common Shares as of the date of listing of the Common Shares on the TSXV. Under the Amended and Restated Option Plan, if the Common Shares become listed on the TSX, the maximum number of Common Shares that may be reserved and available for issuance upon exercise of Options will be the greater of (i) the current maximum of 3,614,014 Common Shares; and (ii) a rolling number equal to 15% of the total issued and outstanding Common Shares from time to time, subject to a maximum of 5,000,000 Common Shares. There are currently 18,144,322 Common Shares outstanding (15% of which is 2,721,648), therefore, the maximum of 3,614,014 Common Shares would be applicable upon the listing of the Common Shares on the TSX unless additional Common Shares are issued prior to the listing of the Common Shares on the TSX.

The TSX Provisions contain a replenishment feature whereby the maximum number of Common Shares that may be reserved and available for issuance upon exercise of Options will be increased quarterly at the end of each fiscal quarter of the Company beginning with the fiscal quarter beginning on April 1, 2015 by an amount equal to the number of Common Shares issued upon exercise of any Options during such fiscal quarter, provided that the total number of Common Shares reserved and available for issuance does not exceed 15% of the issued and outstanding Common Shares of the Company.

The exercise price for Options issued under the TSX Provisions will be set by the Board; however, the exercise price of an Option cannot be less than the Market Price (as defined therein) at the time of such grant of Options. The Market Price is defined as the volume weighted average trading price of the Common Shares, calculated by dividing the total value by the total volume of securities traded for the five trading days immediately preceding the exercise date.

The TSX Provisions provide that the maximum number of Common Shares issuable cannot exceed the “Insider Participation Limit”, which means the number of Common Shares: (i) issued to Insiders (as defined in the TSX Company Manual) within any one year period, and (ii) issuable to Insiders at any time, under the Amended and Restated Option Plan, or when combined with all of the Company’s other security based compensation arrangements, cannot exceed 10% of the Company’s total issued and outstanding Common Shares, respectively.

The TSX Provisions also provide that the Board will, subject to the requirements of the TSX Company Manual, have the right at any time and from time to time, to amend any of the provisions of the Amended and Restated Option Plan without consent or approval from shareholders, including without limitation:

(a)	to amend, modify or terminate the Amended and Restated Option Plan with respect to all Common Shares in respect of Options which have not yet been granted thereunder;

(b)	to make any amendment of a typographical, grammatical, clerical or administrative nature or clarification correcting or rectifying any ambiguity, immaterial inconsistency, defective provision, mistake, or error or omission;

(c)	to change the provisions relating to the manner of exercise of Options, including changing or adding any form of financial assistance provided by the Company, or adding or amending provisions relating to a cashless exercise of Options which provisions so added or amended provide for a full deduction of the underlying common shares of the Company from the maximum number reserved for issuance under the Amended and Restated Option Plan;

(d)	to change the terms, conditions and mechanics of grant, vesting, exercise and early expiry of Options, provided that no such change may extend an outstanding Option’s expiry date;

(e)	to change the provisions for termination or cancellation of Options or to extend an outstanding Option’s expiry date; and

(f)	to make any addition to, deletion from or alteration of the provisions of the Amended and Restated Option Plan or any Option that are necessary to comply with applicable law or the requirements of any regulatory or governmental agency or applicable stock exchange and to avoid unanticipated consequences deemed by the board of directors to be inconsistent with the purpose of the Amended and Restated Option Plan.

The above amendment provisions are also subject to, among other things, the following restricted amendment provisions which will require Disinterested Shareholder Approval (as such term is defined in the TSX Company Manual):

(a)	any reduction in the exercise price of an Option previously granted to an Insider subject to limited exceptions;

(b)	any extension of the expiry date of an Option previously granted to an Insider;

(c)	any amendment to remove or to exceed the Insider Participation Limit;

(d)	any increase in the maximum number of securities issuable under the Amended and Restated Option Plan, either as a fixed number or a fixed percentage of the Company’s issued and outstanding common shares; and

(e)	any amendment to the amendment provisions described above.

Finally, the TSX Provisions contain a net settlement alternative which will provide that, in lieu of exercising an Option by delivery of an exercise notice along with payment of the exercise price, with the prior written approval of the Company, which may be granted or withheld in the Company’s sole discretion, any Option holder or the personal representative of such Option holder may elect to transfer and dispose of a specified number of Options to the Company in exchange for a number of Common Shares having a fair market value equal to the intrinsic value of such Options disposed of and transferred to the Company. Upon the net settlement of Options (the “Disposed Options”), the Company shall deliver to the Option holder, that number of fully paid and non-assessable Common Shares (“X”) equal to the number of Disposed Options (“Y”) multiplied by the quotient obtained by dividing the result of the Market Price of one Common Share (“B”) less the exercise price per Common Share (“A”) by the Market Price of one Common Share (“B”). Expressed as a formula, such number of Common Shares shall be computed as follows:

X = (Y) x (B - A)

                 (B)

Approval of Amendment and Restatement of Option Plan

If approved by shareholders, the Amended and Restated Option Plan will become effective and replace the Option Plan in its entirety.

To be approved, the Option Plan Amendment Resolution must be passed by a majority of the votes cast by the holders of Common Shares at the Meeting. Management unanimously recommends a vote “for” in respect of the Option Plan Amendment Resolution.

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. The Company is hereby authorized to adopt the Amended and Restated Option Plan in substantially the form appended hereto as Schedule A to be effective from the date determined by the Board of Directors of the Company and shall thereafter continue and remain in effect until further ratification is required pursuant to the rules of the TSXV, TSX (if applicable) or other applicable regulatory requirements.

2. The Option Plan shall continue and remain in effect until the earlier of (i) the Amended and Restated Option Plan being declared effective by the Board of Directors of the Company and (ii) such time as further ratification is required pursuant to the rules of the TSXV or other applicable regulatory requirements.

3. Any one director or executive officer of the Company is authorized and directed, on behalf of the Company, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things that may be necessary or desirable to give effect to this ordinary resolution.”

CORPORATE GOVERNANCE

General

Corporate governance refers to the policies and structure of the board of directors of a corporation, whose members are elected by and are accountable to the shareholders of the corporation. Corporate governance encourages establishing a reasonable degree of independence of the board of directors from executive management and adoption of policies to ensure the board of directors recognizes the principles of good management. The Board is committed to sound corporate governance practices, as such practices are both in the interests of shareholders and help to contribute to effective and efficient decision-making.

The Board believes that good corporate governance improves corporate performance and benefits all shareholders. The Canadian Securities Administrators (the “CSA”) have adopted National Policy 58-201 Corporate Governance Guidelines, which provides non-prescriptive guidelines on corporate governance practices for reporting issuers such as the Company. In addition, the CSA have implemented National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”), which prescribes certain disclosure by the Company of its corporate governance practices. This section sets out the Company’s approach to corporate governance and addresses the Company’s compliance with NI 58-101.

Board of Directors

The Board currently consists of six directors: Robert W. Rieder (President and CEO), Richard M. Gilckman (Chairman of the Board), Marianne Sadar (Chief Scientific Officer), Raymond Andersen (Chief Technical Officer), Gary Sollis and Franklin M. Berger.

The Company’s approach to corporate governance is set forth below.

Mandate of the Board

The Board assumes responsibility for the stewardship of the Company and the creation of shareholder value. The Board is responsible for:

(a) ensuring that management develops and implements a strategic plan that takes into account market realities and regulatory compliance;

(b) upholding a comprehensive policy for communications with shareholders and the public at large;

(c) developing and formalizing the responsibilities for each member of the Board, including the responsibilities of the CEO vis-à-vis corporate objectives;

(d) ensuring that the risk management of ESSA is prudently addressed; and

(e) overseeing succession planning for management.

The frequency of meetings of the Board and the nature of agenda items may change from year to year depending upon the activities of ESSA. However, the Board meets at least quarterly and at each meeting there is a review of the business of ESSA.

The Board facilitates its exercise of independent supervision over the Company’s management through frequent meetings of the Board being held to obtain an update on significant corporate activities and plans, both with and without members of the Company’s management being in attendance. Further, the independent directors of the Board hold, at a minimum, two meetings annually without the presence of non-independent directors.

The Board is composed of six directors, three of whom qualify as independent directors. For this purpose, a director is independent if he or she has no direct or indirect “material relationship” with ESSA. A “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s independent judgment. An individual who has been an employee or executive officer of the Company within the last three years is considered to have a material relationship with the Company.

Of the directors, Richard Glickman, Gary Sollis and Franklin M. Berger are considered independent. Three directors: (i) Bob Rieder, President and Chief Executive Officer of the Company; (ii) Marianne Sadar, Chief Scientific Officer of the Company; and (iii) Raymond Andersen, Secretary and Chief Technical Officer of the Company are considered not independent.

The size of the Company is such that all the Company’s operations are conducted by a small management team which is also represented on the Board. The Board believes that management is effectively supervised by the three independent directors, as the independent directors are actively and regularly involved in reviewing the operations of the Company and have regular and full access to management not represented on the Board.

Composition of the Board is such that the independent directors have significant experience in corporate affairs. As a result, these Board members are able to provide significant and valuable independent supervision over management.

Directorships

The following directors of the Company are also directors of other reporting issuers as set out below:

Name of Exchange Listed
Name of Director	Name of Reporting Issuer	On
Robert W. Rieder	Cardiome Pharma Corp.	TSX, NASDAQ
Richard Glickman	Cardiome Pharma Corp.	TSX, NASDAQ
	Aurinia Pharmaceuticals Corp.	TSX
Franklin M. Berger	Five Prime Therapeutics, Inc., Immune Design Corp.,	TSX, NASDAQ
Bellus Health, Inc.

Orientation and Continuing Education

ESSA will provide new directors with copies of relevant financial, technical and other information regarding its research and development programs.

Board members are also encouraged to communicate with management and the Auditor, and to keep themselves current with industry trends and developments. Board members have full access to the Company’s records. The Company will support Board members who wish to engage in ongoing director’s education in particular areas to maintain the skill and knowledge necessary to effectively perform their duties.

Ethical Business Conduct

The Board will from time to time discuss and emphasize the importance of matters relating to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, compliance with laws and the reporting of any illegal or unethical behavior. Although ESSA has not adopted a written code of business conduct and ethics, in connection with the Company’s application to list its Common Shares on the NASDAQ, ESSA plans to adopt a written code of business conduct and ethics.

Nomination of Directors

It is the view of the Board that all directors, individually and collectively, should assume responsibility for nominating directors. The Board is responsible for identifying and recommending potential nominees for directorship and senior management.

Assessments

The Board and each individual director are regularly assessed on effectiveness and contribution. The assessment considers and takes into account:

•	in the case of the Board, its mandate; and

•	in the case of an individual director, the competencies and skills each individual director is expected to possess.

Compensation

The CEO’s compensation is determined by the Board (excluding the CEO), based on the recommendation of the Board’s Compensation Committee (the “Compensation Committee”). The Compensation Committee, in making its recommendations regarding the CEO’s compensation, reviews and considers the Company’s corporate goals and objectives as well as performance.

For further information, see heading “Statement of Executive Compensation – Compensation Discussion and Analysis – Compensation Committee”.

Board Committees

The Board believes that its proper governance and effectiveness in carrying out its duties is greatly enhanced by the use of committees. To assist in the discharge of its responsibilities, the Board has designated two standing committees: the Audit Committee and the Compensation Committee.

The Audit Committee oversees the financial reporting procedures to satisfy itself that there are adequate internal controls over accounting and financial reporting systems. The Audit Committee sets out its duties and responsibilities in the Audit Committee Mandate of the Company. For further information about the Audit Committee, see the heading “Audit Committee and Relationship with Auditor” above.

The Compensation Committee is composed of Gary Sollis (Chair), Richard Glickman, and Franklin Berger. See heading “Director Biographies” above for a description of the education and experience of each of the members of the Compensation Committee that is relevant to their performance as a Compensation Committee member. All are familiar with designing and reviewing executive compensation packages through their roles within those companies. For further information on the Compensation Committee, see the heading “Statement of Executive Compensation – Compensation Discussion and Analysis – Compensation Committee”.

Other Board Committees

The Board has from time to time designated and may in the future designate ad hoc committees to assist in the discharge of its responsibilities. During the most recently completed financial year, the Company did not designate any ad hoc committees.

STATEMENT OF EXECUTIVE COMPENSATION

Prior to obtaining a receipt on December 8, 2014 for the long form prospectus of the Company dated December 5, 2014 from the securities regulatory authority in each of Alberta, British Columbia and Ontario, the Company was not a reporting issuer in any jurisdiction. As a result, certain information required by Form 51-102F6 – Statement of Executive Compensation (“Form 51-102F6”) has been omitted pursuant to Section 1.3(8) of Form 51-102F6.

Named Executive Officers

The following individuals are defined as “named executive officers” or “NEOs” pursuant to Form 51-102F6 – Statement of Executive Compensation:

(a)	the CEO of ESSA or any person that acted in a similar capacity during the most recently completed fiscal year;

(b)	the CFO of ESSA or any person that acted in a similar capacity during the most recently completed fiscal year;

(c)	each of the three most highly compensated executive officers of ESSA, including its subsidiary ESSA Pharmaceuticals Corp., other than the CEO and the CFO, who were serving as executive officers at the end of the most recently completed fiscal year and whose total compensation was individually more than $150,000 per year; and

(d)	any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an executive officer of ESSA at the end of the most recently completed financial year.

Each of Robert W. Rieder, President and CEO, and David Wood, CFO, is an NEO of the Company for purposes of this disclosure.

Compensation Discussion and Analysis

Compensation Committee

As of September 30, 2014, ESSA did not have a compensation committee of the Board. All compensation matters were dealt with by the entire Board, including compensation of the Board itself. At a meeting held on December 19, 2014, the Board formed a Compensation Committee. The Compensation Committee is comprised of Gary Sollis (Chair), Richard Glickman and Franklin Berger. The Compensation Committee is responsible for reviewing the compensation plans and severance arrangements for management, to ensure they are commensurate with comparable companies. For a detailed description of the relevant experience of each member of the Compensation Committee, please see the section “Election of Directors – Director Biographies” above. The Compensation Committee:

•	reviews and makes recommendations to the Board about the objectives, performance and compensation of the CEO;

•	reviews the recommendations of the CEO regarding:

•	compensation of the senior executive officers of the Company that report to the CEO;

•	the compensation policy of the Company (the “Executive Compensation Program”), including internal structure, annual review and relationship to market levels and changes to ensure the relationship between senior management performance and compensation is appropriate; and

•	significant changes in Company’s benefit plan and human resources policies with emphasis on overall strategy and programs relating to the recruitment, development and retention of personnel;

•	recommends the issuance of stock options to employees, consultants, and directors which the Board then decides whether to approve; and

•	reviews overall compensation programs.

Factors that are taken into consideration when making compensation decisions include:

•	the financial resources available or expected to be available to the Company;

•	comparative compensations levels for companies of ESSA’s size in the biopharmaceutical industry;

•	the capabilities of individual contributors to the Company’s success;

•	the reasonable compensation expectations of the individual contributor; and

•	relative equity with other ESSA contributors.

Compensation Discussion and Analysis

ESSA’s compensation philosophy for NEOs is focused on its belief that capable and qualified employees are critical to the Company’s success. Therefore, its compensation plan is designed to attract the very best individuals in each expertise arena and to use salaries and long term incentive compensation in the form of stock options or other suitable long-term incentives to attract and retain such employees. In making its determinations regarding the various elements of executive stock option grants, ESSA will seek to meet the following objectives:

(a) to attract, retain and motivate talented executives who create and sustain ESSA’s continued success within the context of compensation paid by other companies of comparable size engaged in similar business in appropriate regions;

(b)	to align the interests of the ESSA’s NEOs with the interests of shareholders of ESSA; and

(c)	to incent extraordinary performance from the Company’s key employees.

Elements of Compensation

Base Salary – The base salary review of any NEO takes into consideration the current competitive market conditions, experience, proven or expected performance, and the particular skills of the NEO. Base salary is not evaluated against a formal “peer group”. The base salaries for NEOs of ESSA as of the Company’s most recently completed financial year were:

NEO	Base Salary
Robert W. Rieder (CEO)	US$250,000/year
David Wood (CFO)	C$240,000/year

Subsequent to September 30, 2014, the annual base salary of Mr. Rieder was increased to US$340,000, and the annual base salary of Mr. Wood was increased to C$260,000.

Performance-Based Cash Bonuses – Cash bonuses are not a normal part of ESSA’s executive compensation. However, the Company may elect to utilize such incentives where the role-related context and competitive environment suggest that such a compensation modality is appropriate. When and if utilized, the amount of cash bonus compensation will normally be paid on the basis of timely achievement of specific pre-agreed milestones. Each milestone will be selected based upon consideration of its impact on shareholder value creation and the ability of the Company to achieve the milestone during a specific interval. The amount of bonus compensation will be determined based upon achievement of the milestone, its importance to the Company’s near and long term goals at the time such bonus is being considered, the bonus compensation awarded to similarly situated executives in similarly situated development stage life-sciences companies or any other factors the Company may consider appropriate at the time such performance-based bonuses are decided upon. The quantity of bonus will normally be a percentage of base salary not to exceed 100%. However, in exceptional circumstances, the quantity of bonus paid may be connected to the shareholder value creation embodied in the pre-agreed milestones.

The bonuses available to the NEOs as of September 30, 2014 were:

NEO	Bonus Payable
Robert W. Rieder (CEO)	Up to 50% of Base Salary
David Wood (CFO)	None

Up to the date of this Circular, the Company has generally relied on a flexible and informal approach to executive compensation. Accordingly, the bonus noted above of up to 50% of base salary available to Mr. Rieder was selected based on the Board’s collective agreement regarding an appropriate bonus range and on discussions with Mr. Rieder about his expectations as CEO of the Company. Based on such discussions, the Board also agreed on the specific achievements of the Company on which this bonus would be paid. The specific achievements on which the 2014 bonus was to be paid to Mr. Rieder were:

•	successful awarding and approval by CPRIT of US$12 million of CPRIT Grant funding to the Company;

•	hiring a Vice-President of Research and Development;

•	hiring a Chief Medical Officer of the Company;

•	the Company becoming a reporting issuer in Canada;

•	the securities of the Company becoming listed for trading on a stock exchange; and

•	completing 28-day GLP toxicology studies with EPI-506 in two species.

To date, the Company’s flexible and informal approach to executive compensation has generally resulted in below-market compensation. However, given the recent progress of the Company, including various successful financings, progress in building a management team for the Company that is appropriate for the Company’s current operational scale, the Company’s listing of its Common Shares on the TSXV and application to list the Common Shares on the NASDAQ, the Company expects to continue to formalize its executive compensation policies and practices and to move total compensation levels closer to market.

In addition, ESSA agreed to pay Mr. Rieder a cash bonus of US$50,000 upon the Company raising C$3,000,000 by completing a financing during his term of employment, and an additional cash bonus of US$50,000 if the Company raises an additional C$7,000,000 through a financing during his term of employment. Pursuant to the several financings completed in 2014 and 2015, the Company surpassed both its C$3,000,000 and C$7,000,000 financing goals. Accordingly, the Company has paid a cash bonus of US$100,000 payable to Mr. Rieder. Further, in recognition of the Company’s outstanding performance, on February 23, 2014, the Compensation Committee awarded an annual bonus of US$125,000 to Mr. Rieder for the fiscal year ended September 30, 2014 and a one-time interim bonus of C$25,000 to Mr. Wood.

Stock Options

Options are a key compensation element for companies such as ESSA. Because many of the most capable employees in ESSA’s industry work for pharmaceutical companies who can offer attractive cash and bonus compensation and a high level of employment security, Options represent a compensation element that balances the loss of employment security that such employees must accept when moving to a small development-stage company like ESSA. Options are also an important component of aligning the objectives of ESSA employees with those of shareholders. ESSA has issued significant Options positions to senior employees and lesser amounts to lower-level employees. The precise amount of Options to be offered was governed by the importance of the role within ESSA, by the competitive environment within which ESSA operates, and by the regulatory limits on stock option grants that cover organizations such as ESSA. This reflects ESSA’s commitment to attracting and retaining world-level expertise to the Company. The Options granted to the Company’s NEOs as of the Company’s most recently completed financial year are as follows:

NEO	Options
Robert W. Rieder (CEO)	Nil
David Wood (CFO)’	75,000 Options ($0.80 exercise price per Common Share, expiring May 20, 2019) and 200,000 Options ($2.00 exercise price per Common Share, expiring July 30, 2019)

Since the Company’s most recent financial year end, the Company granted the following Options to its NEOs:

NEO	Options
Robert W. Rieder (CEO)	150,000 Options ($2.00 exercise price per Common Share, expiring December 31, 2019)
David Wood (CFO)	Nil

Compensation Risks

In making its compensation-related decisions, the Board carefully considers the risks implicitly or explicitly connected to such decisions. These risks include the risks associated with employing executives who are not world-class in their capabilities and experience, the risk of losing capable but under-compensated executives, and the financial risks connected to the Company’s operations, of which executive compensation is an important part.

In adopting the compensation philosophy described above, the principal risks identified by ESSA are:

•	that the Company will be forced to raise additional funding (causing dilution to shareholders) in order to attract and retain the calibre of executive employees that it seeks; and

•	that the Company will have insufficient funding to achieve its objectives.

After careful consideration of these risks, the Board has adopted the compensation policy described above.

NEO Compensation

As of September 30, 2014, ESSA had two NEOs: Bob Rieder, President and CEO and David Wood, CFO.

Defined Benefits Plans

ESSA currently does not have a defined benefits pension plan.

Defined Contribution Plans

ESSA currently does not have a defined contribution plan.

Deferred Compensation Plans

ESSA currently does not have a deferred compensation plan.

Termination and Change of Control Benefits

Except as described below, there are no contracts, agreements, plans or arrangements that provide for payments to a NEO at, following, or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the Company or its subsidiary or a change in a NEO’s responsibilities (excluding perquisites and other personal benefits if the aggregate of this compensation is less than $50,000).

In 2014, the Company entered into new employment agreements with its NEOs, which provide for certain rights upon termination of employment or a change of control of ESSA. ESSA believes that these provisions of the NEO employment agreements are reasonable in the context of similar-sized biopharmaceutical companies. The Company expects to offer similar provisions to executive-level employees in the future.

Specific termination and change-of-control provisions of each NEO include:

For Robert Rieder:

•	A payment to the employee of one year of base salary upon termination without cause, increasing to two years if the termination without cause occurs after a change of control event or within 60 days prior to a change of control event where such event was under consideration at the time of termination. Had Mr. Rieder’s employment been terminated without cause on September 30, 2014, he would have received US$250,000. Had Mr. Rieder’s employment been terminated without cause after a change of control event or within 60 days prior to a change of control event where such event was under consideration at the time of termination, he would have received US$500,000.

•	Immediate vesting of all Options upon occurrence of a change of control event. Mr. Rieder held no Options on September 30, 2014.

For David Wood:

•	A payment to the employee of up to one year of base salary for termination without cause, whether or not the termination was caused by a change of control event. Had Mr. Wood been terminated without cause on September 30, 2014, whether or not the termination was caused by a change of control event, he would have received up to C$240,000.

•	Immediate vesting of all Options upon occurrence of a change of control event. As of September 30, 2014, Mr. Wood held 275,000 Options.

Director Compensation

Prior to September 30, 2014, ESSA did not pay any cash compensation to its independent directors. However, ESSA adopted a compensation plan for independent members of the Board which became effective on January 1, 2015. Pursuant to this compensation plan, both cash payments and Options will be offered to independent directors. Each independent director will receive a retainer of $12,000 per annum. In addition, the Chair of the Board will receive a premium of $12,000 per annum. Independent directors will also be paid a cash fee of $1,000 per in-person meeting, and $500 per teleconference meeting, and receive an Option grant of 75,000 Options, with 25,000 Options vesting upon appointment to the Board, 25,000 vesting on the first anniversary of the grant and the remainder vesting on the second anniversary of the grant. Directors who are officers, employees or consultants of the Company will receive no compensation under the terms of this compensation plan.

Incentive Plan Awards Outstanding

As at September 30, 2014, non-NEO directors held 1,035,000 Options in the Company. During the fiscal year ended September 30, 2014, 185,000 Options were granted to non-NEO directors, resulting in $41,721 vested or earned in the year ended September 30, 2014.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The shareholders of the Company approved the Option Plan at the annual general meeting of shareholders held on September 4, 2014.

Equity Compensation Plan Information

Number of securities
remaining available for
future issuance under
	Number of Securities to be		Weighted-average	equity compensation plans
	issued upon exercise of		exercise price of	(excluding securities
	outstanding options		outstanding options	reflected in column (a))
Plan Category	(as at September 30, 2014)		(as at September 30, 2014)	(as at September 30, 2014)

Equity compensation plans approved by securityholders(1)	3,069,719	(2)	$0.91	1,930,281	(3)
Equity compensation plans not approved by securityholders	N/A		N/A	N/A
Total	3,069,719	(2)	$0.91	1,930,281	(3)

Notes:

(1)	The current fixed share Option Plan provides that the maximum number of Common Shares to be acquired pursuant to Options granted under the Option Plan is 5,000,000 Common Shares. The Option Plan enables the directors, executive officers, employees and consultants of the Company and its affiliates to participate in the growth and development of the Company by providing such persons with the opportunity, through options to purchase Common Shares, to acquire an increased proprietary interest in the Company that is aligned with the interests of the shareholders.

(2)	This number represents 16.9% of the 18,144,322 issued and outstanding Common Shares as of the Record Date.

(3)	This number is derived from subtracting the total number of Options outstanding as at September 30, 2014 from the maximum number of Common Shares to be acquired pursuant to Options granted under the Option Plan.

Prior to September 4, 2014, ESSA did not have in place a formal stock option plan. Options were previously issued by the Board on a case-by-case basis, reflecting the priorities in place at each such time point. On September 4, 2014, ESSA adopted the Option Plan. The Option Plan is administered by the Board, or by the Compensation Committee, in accordance with such terms and conditions as the Board may prescribe.

ESSA’s administration of the Option Plan is consistent with the policies and rules of the TSXV and will comply with such other stock exchanges on which the Common Shares may be listed in the future. Amendments to the terms of previously granted Options are subject to regulatory approval, if required. If required by the TSXV, disinterested shareholder approval shall be obtained for any reduction in the option price of a previously granted Option if the optionee is an insider of ESSA at the time of the proposed reduction in the option price.

Subject to the approval of the TSXV, the Board may terminate, suspend or amend the terms of the Option Plan, provided, that the Board may not do any of the following without obtaining, within 12 months either before or after the Board’s adoption of a resolution authorizing such action, approval by the affirmative votes of the holders of a majority of the voting securities of ESSA present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable corporate laws, and, where required, by way of disinterested shareholder approval, or by the written consent of the holders of a majority of the securities of ESSA entitled to vote:

(a)	reduce the exercise price of Options granted to insiders of ESSA (for the purposes of this section, the term “insiders” has the meaning given thereto in Policy 1.1 – Interpretation of the TSXV Corporate Finance Manual, namely: (a) a director or senior officer of the Company; (b) a director or senior officer of a company that is an Insider or subsidiary of the Company; (c) a person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the Company, or (d) the Company itself if it holds any of its own securities), if the holder of such Options is an insider of the Company at the time of such proposed amendment;

(b)	grant to insiders of ESSA, within a 12 month period, number of options exceeding 10% of the Company’s issued Common Shares;

(c)	issue to any one holder of Options, within a 12 month period, number of Common Shares exceeding 5% of the Company’s Common Shares;

(d)	reserve for issuance Common Shares under the Option Plan where such reservation could result in the number of Common Shares granted to insiders of ESSA exceeding 10% of the Company’s issued Common Shares;

(e)	materially modify the requirements as to eligibility for participation in the Option Plan; or

(f)	materially increase the benefits accruing to participants under the Option Plan,

however, the Board may amend the terms of the Option Plan to comply with the requirements of any applicable regulatory authority, or as a result in the changes in the policies of the TSXV relating to incentive stock options, without obtaining the approval of shareholders.

At the Meeting, Shareholders will be asked to pass an ordinary resolution to approve the Amended and Restated Option Plan as described above. See the heading “Amendment and Restatement of Stock Option Plan” above.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Aggregate Indebtedness

As of this date of this Circular, there is no indebtedness owing to the Company or the Company’s subsidiary from any of our current, or former, officers, directors, or employees, including in respect of indebtedness to others where the indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement provided by the Company or the company’s subsidiary.

Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs

No person who is, or at any time during the most recently completed financial year was, a director or executive officer of the Company, and no associate of any such director or officer is, or at any time since the beginning of the most recently completed financial year of the Company has been, indebted to the Company or the company’s subsidiary, and no such persons owe a debt to another entity, which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement provided by the Company or the company’s subsidiary.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

This Management Information Circular briefly describes (and, where practicable, states the approximate amount) of any material interest, direct or indirect, of any informed person of the Company, any proposed director of the Company, or any associate or affiliate of any informed person or proposed director, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

MANAGEMENT CONTRACTS

Except as set out herein, there are no management functions of the Company which are to any substantial degree performed by a person or company other than the directors or executive officers of the Company.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

We carry directors’ and officers’ liability insurance for our directors and officers. Currently, this insurance covers the liabilities of our directors and officers up to a maximum claim of $10,000,000 for each loss at an annual premium of $68,000. We believe this level of coverage is appropriate for a biopharmaceutical company at our stage of development. In addition, the Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements generally require that the Company indemnify and hold the indemnitees harmless to the greatest extent permitted by law for liabilities arising out of the indemnitees’ service to the Company as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of the Company and, with respect to criminal and administrative actions or other non-civil proceedings that are enforced by monetary penalty, if the indemnitee had reasonable grounds to believe that his or her conduct was lawful. The indemnification agreements also provide for the advancing of defence expenses to the indemnitees by the Company.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and management discussion and analysis for its most recently completed financial year ended September 30, 2014. The Company will provide to any person or company, upon request, one copy of the comparative financial statements of the Company filed with the applicable securities regulatory authorities for the Company’s two most recently completed financial years in respect to which such financial statements have been issued, together with the report of the auditor, related management’s discussion and analysis and any interim financial statements of the Company filed with the applicable securities regulatory authorities subsequent to the filing of the annual financial statements.

Copies of the above documents will be provided free of charge to security holders of the Company. The Company may require payment of a reasonable charge from any person or company who is not a security holder of the Company, who requests a copy of any such document. The foregoing documents are also available on SEDAR at www.sedar.com.

OTHER MATTERS

The Board is not aware of any other matters which it anticipates will come before the Meeting as of the date of mailing of this Management Information Circular.

DIRECTORS’ APPROVAL

The contents of this Management Information Circular and its distribution to shareholders have been approved by the Board of the Company.

DATED at Vancouver, British Columbia, April 21, 2015.

BY ORDER OF THE BOARD

(signed) “Robert W. Rieder”

Robert W. Rieder
President, Chief Executive Officer and Director

Schedule A

Amended and Restated Option Plan

(See attached)

ESSA PHARMA INC.

[•], 2015

STOCK OPTION PLAN

Approved by the Board on April 16, 2015

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Choice of Law	6
1.3	Headings	6

ARTICLE 2 PURPOSE AND PARTICIPATION		6

2.1	Purpose	6
2.2	Eligibility	6
2.3	Notification of Award	7
2.4	Copy of Plan	7
2.5	Limitation	7

ARTICLE 3 TERMS AND CONDITIONS OF OPTIONS		7

3.1	Board to Issue Common Shares	7
3.2	Number of Common Shares	7
3.3	Option Details	8
3.4	Term of Option	8
3.5	Termination of Options	8
3.6	Exercise Price	9
3.7	Additional Terms	9
3.8	Going Public Agreements	10
3.9	Assignment of Options	10
3.10	Adjustment of Options	11
3.11	Option Grant and Vesting Terms	12
3.12	U.S. Participants	12

ARTICLE 4 EXERCISE OF OPTION		13

4.1	Exercise of Option	13
4.2	Issue of Share Certificates	14
4.3	Condition of Issue	14
4.4	Tax Withholding and Procedures	14

ARTICLE 5 TSX PROVISIONS		15

5.1	Application	15
5.2	Definitions	15
5.3	Eligibility	16
5.4	Limitations on Issue	16
5.5	Number of Common Shares	16
5.6	Amendment to Plan or Options by the Board	17
5.7	Amendments Requiring Disinterested Shareholder Approval	18
5.8	Net Settlement	18
5.9	Plan Subject to TSX Policies	19

- i -

ARTICLE 6 ADMINISTRATION		19

6.1	Administration	19
6.2	Interpretation	19

ARTICLE 7 AMENDMENT, TERMINATION AND NOTICE		19

7.1	Termination and Amendment of Plan	19
7.2	Approvals	20
7.3	Termination	20
7.4	Agreement	20
7.5	Notice	20

SCHEDULE A		A-1

SCHEDULE B		B-1

SCHEDULE C		C-1

- ii -

STOCK OPTION PLAN

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

Subject to Article 5, as used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the meanings set forth below:

(a)	“Administrator” means, initially, the Chief Financial Officer of the Company and thereafter will mean such director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time.

(b)	“Affiliate” has the meaning given to such term in the policy manual of the TSX-V.

(c)	“Award Date” means the date on which the Board awards a particular Option or such other effective award date determined by the Board.

(d)	“Blackout Period” has the meaning given to that term in the policy manual of the TSX-V.

(e)	“Board” means the board of directors of the Company, or any committee thereof to which the board of directors of the Company has delegated the power to administer and grant Options under the Plan.

(f)	“Cause” means:

(i)	Cause as such term is defined in the written employment agreement between the Company and the Optionee; or

(ii)	in the event there is no written employment agreement between the Company and the Optionee or Cause is not defined therein, the usual meaning of just cause under the common law or the laws of the jurisdiction in which the Optionee is employed.

(g)	“Change of Control” means the occurrence of any of the following events:

(i)	the direct or indirect acquisition or conversion of more than 50% of the issued and outstanding shares of the Company by a Person or group of Persons acting in concert, other than through an employee share purchase plan or employee share ownership plan and other than by Persons who are or who are controlled by, the existing shareholders of the Company;

(ii)	a merger, amalgamation or arrangement of the Company or of the voting shares of the Company where the voting shares of the resulting merged, amalgamated or arranged company, as applicable, are owned or controlled by shareholders of whom more than 50% are not the same as the shareholders of the Company immediately prior to the merger, amalgamation or arrangement; or

(iii)	a sale by the Company of greater than 50% of the fair market value of the assets of the Company, through one or a series of transactions, to an entity that is not controlled by either the shareholders of the Company or by the Company.

(h)	“Code” has the meaning given to that term under Section 3.12.

(i)	“Common Share” or “Common Shares” means, as the case may be, one or more common shares in the capital of the Company.

(j)	“Company” means ESSA Pharma Inc., a company incorporated under the laws of the Province of British Columbia.

(k)	“Consultant” means an individual or Consultant Company, other than an Employee, a Director or an Officer of the Company, that:

(i)	is engaged to provide on a bona fide basis, consulting, technical, management or other services to the Company or an Affiliate, other than services provided in relation to a distribution;

(ii)	provides the services under a written contract between the Company or an Affiliate of the Company and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention to the affairs and business of the Company or an Affiliate; and

(iv)	has a relationship with the Company or an Affiliate that enables the individual to be knowledgeable about the business and affairs of the Company.

(l)	“Consultant Company” means for an individual Consultant, a company or partnership of which the individual is an employee, shareholder or partner.

(m)	“Director” means any individual holding the office of director of the Company.

(n)	“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months which causes an individual to be unable to engage in any substantial gainful activity.

(o)	“Disposed Options” has the meaning given to that term under Section 5.8.

(p)	“Employee” means

(i)	an individual who is considered an employee of the Company or its subsidiary under the Income Tax Act (Canada);

(ii)	an individual who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source;

(iii)	an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iv)	a Management Company Employee.

(q)	“Equity Securities” means:

(i)	shares or any other security of the Company that carries the residual right to participate in the earnings of the Company and, on liquidation, dissolution or winding-up, in the assets of the Company, whether or not the security carries voting rights;

(ii)	any warrants, options or rights entitling the holders thereof to purchase or acquire any such securities; or

(iii)	any securities issued by the Company which are convertible or exchangeable into such securities.

(r)	“Exchange” means a stock exchange, inter-dealer quotation network or other organized trading facilities on which the Common Shares are listed.

(s)	“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule B hereto, duly executed by the Optionee.

(t)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Award Date through to and including the Expiry Date.

(u)	“Exercise Price” means the price at which an Option may be exercised as determined in accordance with Section 3.6.

(v)	“Expiry Date” means the expiry date of an Option as specified in the Option Certificate.

(w)	“Going Public Transaction” means: (i) the offering and sale to the public of securities of the Company, or direct listing application of the Company, in connection with which the securities of the Company are listed or quoted on an organized trading facility; (ii) a reverse takeover by the Company of any corporation listed on, or that obtains a listing of its principal voting securities on, an organized trading facility; (iii) the sale of all or substantially all of the issued and outstanding shares in the capital of the Company for securities that are listed or quoted on an organized trading facility; or (iv) the amalgamation, merger, arrangement, reverse takeover or any other corporate transaction involving the Company with or into another entity pursuant to which securities of the resulting issuer from such transaction are listed or quoted on an organized trading facility.

(x)	“Guardian” means the guardian, if any, appointed for an Optionee.

(y)	“Insider” has the meaning given to such term in the policy manual of the TSX-V.

(z)	“Investor Relations Activities” means any activities or oral or written communications, by or on behalf of the Company or shareholder of the Company, that promote or reasonably could be expected to promote the purchase or sale of securities of the Company, but does not include:

(i)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Company:

A.	to promote the sale of products or services of the Company; or

B.	to raise public awareness of the Company;

that cannot reasonably be considered to promote the purchase or sale of securities of the Company;

(ii)	activities or communications necessary to comply with the requirements of:

A.	applicable securities laws; and

B.	Exchange requirements or the by-laws, rules or other regulatory instruments of any other self-regulatory body or Exchange having jurisdiction over the Company;

(iii)	communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if:

A.	the communication is only through the newspaper, magazine or publication; and

B.	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(iv)	activities or communications that may be otherwise specified by an Exchange.

(aa)	“ISO” has the meaning given to that term under Section 3.12.

(bb)	“Management Company Employee” means an individual employed by a Person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a Person engaged in Investor Relations Activities.

(cc)	“Market Price” means an amount which is not less than the closing market price for the Company’s Common Shares on the trading day prior to the date of grant of the Options.

(dd)	“Net Settlement” has the meaning given to that term under Section 5.8.

(ee)	“Offer” has the meaning given to such term in Section 3.10(f).

(ff)	“Officer” means any individual who is serving as a duly appointed officer of the Company.

(gg)	“Option” means an option to acquire Common Shares, awarded to a Director, Officer, Employee or Consultant, including all options granted under the Plan or any prior version of the Plan or pursuant to individual option agreements.

(hh)	“Option Certificate” means the certificate, in the form set out as Schedule A hereto, evidencing an Option.

(ii)	“Optionee” means a Person to whom an Option has been granted hereunder.

(jj)	“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted.

(kk)	“Personal Representative” means:

(i)	in the case of a deceased Optionee, the executor or administrator of the deceased duly appointed by law or by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Optionee who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Optionee.

(ll)	“Plan” means this stock option plan.

(mm)	“Qualified Successor” means a Person who is entitled to ownership of an Option upon the death of an Optionee, pursuant to a will or the applicable laws of descent and distribution upon death.

(nn)	“Regulatory Authorities” means all stock exchanges, inter-dealer quotation networks and other organized trading facilities on which the Common Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Company.

(oo)	“Termination Date” means:

(i)	in the case of the resignation of the Optionee’s employment or the termination of the Optionee’s consulting or service contract by the Optionee, the date that the Optionee provides notice of such resignation or termination to the Company; or

(ii)	in the case of the termination of the Optionee’s employment or consulting or service contract by the Company for any reason other than death or disability, the date that the Company delivers written notice of termination of the Optionee’s employment or consulting or service contract to the Optionee; or

(iii)	in the case of the expiry of a fixed-term employment or consulting or service contract that is not renewed or extended, the last day of the term.

(pp)	“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing, including any sale or exchange pursuant to a plan of arrangement, merger, consolidation, acquisition or similar transaction; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

(qq)	“TSX-V” means the TSX Venture Exchange.

(rr)	“U.S. Participant” has the meaning given to that term under Section 3.12.

1.2	Choice of Law

The Plan is established under, and the provisions of the Plan will be subject to and interpreted and construed in accordance with, the laws of the Province of British Columbia.

1.3	Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

ARTICLE 2

PURPOSE AND PARTICIPATION

2.1	Purpose

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors, Officers, Employees and Consultants, to reward such of those Directors, Officers, Employees and Consultants as may be awarded Options under the Plan by the Board from time to time for their contributions toward creating shareholder value through achievement of the short and long term goals of the Company.

2.2	Eligibility

The Board will, from time to time and in its sole discretion, determine those Directors, Officers, Employees and Consultants, if any, to whom Options are to be awarded. Subject to Article 5:

(a)	Options may be granted to any Employee, Officer, Director or Consultant of the Company or any Affiliate.

(b)	Notwithstanding Section 4.1 hereof, grants of Options to Insiders shall be subject to the policies of the TSX-V so long as the Common Shares are listed on the TSX-V.

(c)	No Option shall be granted to any Optionee unless the Board has determined that the grant of such Option and the exercise thereof by the Optionee will not violate the securities laws of the jurisdiction in which the Optionee resides.

(d)	The following restrictions on Option grants under the Plan apply:

(i)	a Person can receive grants of no more than 5% of the issued and outstanding share capital of the Company in any 12 month period, with the exception of a Consultant who may not receive grants of more than 2% of the issued and outstanding share capital of the Company in any 12 month period; and

(ii)	no more than an aggregate of 2% of the number of issued and outstanding Common Shares in the capital of the Company may be reserved for issue upon exercise of option grants made to Persons employed to conduct Investor Relations Activities at any one time.

2.3	Notification of Award

Following the approval by the Board of the awarding of an Option, the Administrator will notify the Optionee in writing of the award and will enclose with such notice the Option Certificate representing the Option so awarded.

2.4	Copy of Plan

Each Optionee, concurrently with the notice of the award of the Option, will be provided with a copy of the Plan. A copy of any amendment to the Plan will be promptly provided by the Administrator to each Optionee.

2.5	Limitation

The Plan does not give any Optionee that is a Director or Officer the right to serve or continue to serve as a Director or Officer of the Company nor does it give any Optionee that is an Employee the right to be or to continue to be employed with the Company, nor does it give any Optionee that is a Consultant the right to have a consulting relationship with the Company or provide services to the Company.

ARTICLE 3

TERMS AND CONDITIONS OF OPTIONS

3.1	Board to Issue Common Shares

The Common Shares to be issued to Optionees upon the exercise of Options will be authorized and unissued Common Shares the issuance of which will have been authorized by the Board.

3.2	Number of Common Shares

Subject to Article 5 and subject to adjustment as provided for in Section 3.10 hereof, the maximum number of Common Shares that will be available for Directors, Officers, Employees and Consultants to acquire pursuant to Options will be 3,614,014 Common Shares, of which no more than 3,000,000 will be available for Employees to acquire pursuant to ISOs. If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Common Shares in respect of which the Option was not exercised will again be available for the purposes of the Plan.

3.3	Option Details

With respect to each Option to be granted to an Optionee, the Board shall specify the following terms in the Option between the Company and the Optionee:

(a)	the Award Date;

(b)	subject to Section 3.9, the term of the Option, provided that the Exercise Period shall in no event be greater than ten (10) years following the Award Date, conditional upon the Exercise Period terminating during a Blackout Period, in which case the Exercise Period would be extended by the number of days between the termination of the Exercise Period and the expiration of the Blackout Period, such extension period not to exceed ten (10) business days;

(c)	the Exercise Price, provided that the Exercise Price shall not be less than the Market Price;

(d)	any vesting schedule contained in the Option Certificate upon which the exercise of the Option is contingent; provided that, subject to compliance with the rules and policies of all applicable Regulatory Authorities, the Board shall have complete discretion with respect to the terms of any such vesting schedule, including, without limitation, discretion to:

(i)	permit partial vesting in stated percentage amounts based on the term of such Option; and

(ii)	permit full vesting after a stated period of time has passed from the Award Date;

(e)	if the Optionee in respect of an Option grant is an Employee, a representation by the Company that the Optionee is a bona fide Employee; and

(f)	such other terms and conditions as the Board deems advisable and are consistent with the purposes of this Plan.

3.4	Term of Option

An Optionee may exercise an Option in whole or in part at any time or from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period will terminate and become null, void and of no effect as of 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date, conditional upon the Expiry Date occurring during a Blackout Period, in which case the Expiry Date would be extended by the number of days between the specified Expiry Date and the expiration of the Blackout Period, such extension period not to exceed ten (10) business days.

3.5	Termination of Options

To the extent not earlier exercised or terminated in accordance with Section 3.9 hereof, an Option shall terminate at the earliest of the following dates:

(a)	the termination date specified for such Option in the Option Certificate, conditional upon the termination date occurring during a Blackout Period, in which case the termination date would be extended by the number of days between the specified termination date and the expiration of the Blackout Period, such extension period not to exceed ten (10) business days;

(b)	where the Optionee's position as an Employee, Consultant, Director or Officer of the Company or any Affiliate is terminated for just cause, the date of such termination for just cause;

(c)	where the Optionee's position as an Employee, Consultant, Officer or Director of the Company or any Affiliate terminates for a reason other than the Optionee's Disability, death, or termination for just cause, 90 days after such date of termination, provided that if an Optionee’s position with the Company changes from one of the said categories to another category, such change shall not constitute termination for the purpose of this subsection 3.5(c); and

(d)	the date of any sale, Transfer, assignment or hypothecation, or any attempted sale, Transfer, assignment or hypothecation, of such Option in violation of Section 3.9 hereof.

3.6	Exercise Price

Subject to Article 5, the price at which an Optionee may purchase a Common Share upon the exercise of an Option will be as set forth in the Option Certificate issued in respect of such Option and in any event will not be less than the Market Price.

3.7	Additional Terms

Notwithstanding the foregoing sections of this Article 3, and subject to all applicable securities laws and regulations and the rules and policies of all applicable Regulatory Authorities, the Board may attach other terms and conditions to the grant of a particular Option, such terms and conditions to be referred to in a schedule attached to the Option Certificate. These terms and conditions may include, but are not necessarily limited to, the following:

(a)	providing that an Option expires on a date other than as provided for herein, provided that in no case will an Option be exercisable later than the tenth anniversary of the Award Date of the Option, conditional upon the Expiry Date occurring during a Blackout Period, in which case the Expiry Date would be extended by the number of days between the specified Expiry Date and the expiration of the Blackout Period, such extension period not to exceed ten (10) business days;

(b)	providing that a portion or portions of an Option vest after certain periods of time or upon the occurrence of certain events, or expire after certain periods of time or upon the occurrence of certain events other than as provided for herein; and

(c)	providing that an Option be exercisable immediately, in full, notwithstanding that it has vesting provisions, upon the occurrence of certain events, such as a friendly or hostile takeover bid for the Company.

3.8	Going Public Agreements

If the Company proceeds to list its Common Shares on a public stock exchange or commences a public offering, each Optionee will promptly enter into all such escrow, pooling or other agreements as are required by the securities regulatory authorities, the exchange, the agents or the underwriters in connection with such listing or public offering.

3.9	Assignment of Options

Subject to this Section 3.9 and Article 5, Options are non-assignable and non-transferable.

(a)	Death of Optionee – If the employment of an Optionee as an Employee or Consultant of the Company or any Affiliate, or the position of an Optionee as a Director or Officer of the Company or any Affiliate, terminates as a result of his or her death, any Options held by such Optionee shall pass to the Qualified Successor of the Optionee, and shall be exercisable by the Qualified Successor for a period of 1 year following such death, provided that in no case shall the Exercise Period of the Option extend beyond ten years from the Award Date.

(b)	Disability of Optionee - If the employment of an Optionee as an Employee or Consultant of the Company or any Affiliate, or the position of an Optionee as a Director or Officer of the Company or any Affiliate, is terminated by the Company or any Affiliate by reason of such Optionee's Disability, any Option held by such Optionee that could have been exercised immediately prior to such termination of service shall be exercisable by such Optionee, or by his Guardian, for a period of 1 year following the termination of service of such Optionee.

(c)	Disability and Death of Optionee - If an Optionee who has ceased to be employed by the Company or any Affiliate by reason of such Optionee's Disability dies within 30 days after the termination of such employment, any Option held by such Optionee that could have been exercised immediately prior to his or her death shall pass to the Qualified Successor of such Optionee, and shall be exercisable by the Qualified Successor for a period of 1 year following the death of such Optionee, provided that in no case shall the Exercise Period of the Option extend beyond five years from the Award Date.

(d)	Vesting - Options held by a Qualified Successor or exercisable by a Guardian shall, during the period prior to their termination, continue to vest in accordance with any vesting schedule to which such Options are subject.

(e)	Deemed Non-Interruption of Employment - Employment shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Optionee's right to reemployment with the Company or any Affiliate is guaranteed either by statute or by contract. If the period of such leave exceeds 90 days and the Optionee's reemployment is not so guaranteed, then his or her employment shall be deemed to have terminated on the ninety-first day of such leave.

(f)	Retirement - In the event of the termination of employment of an Optionee who is an Employee at any time during the term of an Option by reason of the deemed retirement of such Employee, as may be determined by the Board, in its sole discretion, then the rights to purchase Common Shares under the Option which have accrued to the Optionee and remain unexercised at, or which accrue subsequent to, the date of his retirement shall remain exercisable by the Optionee (or by the Optionee's legal personal representative or representatives if the Optionee dies before the last date of exercise of the Option) for a period of 1 year following the retirement of such Optionee in accordance with the terms of the Option.

3.10	Adjustment of Options

(a)	Alteration in Capital Structure – If there is any change in the Common Shares through or by means of a declaration of stock dividends of the Common Shares or consolidations, subdivisions or reclassifications of the Common Shares, or otherwise, the number of Common Shares available under the Plan, the Common Shares subject to any Option and the Exercise Price therefor shall be adjusted proportionately by the Board and, if required, approved by the Regulatory Authorities having authority over the Company or the Plan, and such adjustment shall be effective and binding for all purposes of the Plan.

(b)	Effect of Amalgamation, Merger or Arrangement – If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, any Common Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, merger or arrangement if the Optionee had exercised his Option immediately prior to the record date applicable to such amalgamation, merger or arrangement, and the exercise price shall be adjusted proportionately by the Board and such adjustment shall be binding for all purposes of the Plan.

(c)	Acceleration on Change of Control – Upon a Change of Control, all Options shall become immediately exercisable, notwithstanding any contingent vesting provisions to which such Options may have otherwise been subject. Any proposed acceleration of vesting provisions are subject to the necessary approvals of the applicable Regulatory Authorities.

(d)	Acceleration of Date of Expiry or Vesting – The Board shall have the right to accelerate the date of expiry of any portion of any Option or the vesting of any portion of any Option which remains unvested, subject to the necessary approvals of the applicable Regulatory Authorities.

(e)	Determinations to be made by Board – Adjustments and determinations under this subsection (e) shall be made by the Board, whose decisions as to the adjustments or determination which shall be made, and the extent thereof, shall be final, binding, and conclusive.

(f)	Effect of a Take-over - If a bona fide offer (the “Offer”) for Common Shares is made to an Optionee or to shareholders generally or to a class of shareholders which includes the Optionee, which Offer constitutes a take-over bid within the meaning of Section 92 of the British Columbia Securities Act, as amended from time to time, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon any Option held by an Optionee may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Common Shares received upon such exercise (the “Optioned Shares”) to the Offer. If:

(i)	the Offer is not completed within the time specified therein; or

(ii)	all of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offeror pursuant thereto;

the Optioned Shares or, in the case of clause (b) above, the Optioned Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Common Shares and with respect to such returned Optioned Shares, the Option shall be reinstated as if it had not been exercised. If any Optioned Shares are returned to the Company under this Section, the Company shall refund the Exercise Price to the Optionee for such Optioned Shares.

(g)	No fractional Common Shares will be issued upon the exercise of an Option. Accordingly, if, as a result of a consolidation, subdivision, conversion, exchange or reclassification of Common Shares, an Optionee would become entitled to a fractional Common Share, such Optionee will have the right to purchase only the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

3.11	Option Grant and Vesting Terms

Unless otherwise determined by the Board in accordance with the terms and conditions of this Plan, Options will be granted by the Board. Subject to Article 5, the Board may determine and impose terms upon which each Option shall become vested, provided that, if the Common Shares are listed on the TSX-V, Options granted to Persons employed to conduct Investor Relations Activities, must vest in stages over 12 months with no more than 25% of the Options vesting in any three month period.

3.12	U.S. Participants

Any Option granted under the Plan to an Optionee who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction) (a “U.S. Participant”) may, at the sole discretion of the Company, be an incentive stock option (an “ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, of the United States (the “Code”), but only if so designated by the Company in the Option Certificate evidencing such Option. No provision of this Plan, as it may be applied to a U.S. Participant with respect to Options which are designated as ISOs, shall be construed so as to be inconsistent with any provision of Section 422 of the Code or the Treasury Regulations thereunder. Grants of Options to U.S. Participants which are not designated as or otherwise do not qualify as ISOs will be treated as nonstatutory stock options for U.S. federal tax purposes. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to ISOs granted to each U.S. Participant:

(a)	ISOs shall only be granted to individual U.S. Participants who are, at the time of grant, employees of the Company within the meaning of the Code;

(b)	the aggregate fair market value (determined as of the time an ISO is granted) of the Common Shares subject to ISOs exercisable for the first time by a U.S. Participant during any calendar year under this Plan and all other stock option plans, within the meaning of Section 422 of the Code, of the Company shall not exceed One Hundred Thousand Dollars in U.S. funds (U.S.$100,000);

(c)	the Exercise Price for Common Shares under each ISO granted to a U.S. Participant pursuant to this Plan shall be not less than fair market value of such Common Shares at the time the Option is granted, as determined in good faith by the Board at such time (unless such ISO is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code);

(d)	if any U.S. Participant to whom an ISO is to be granted under the Plan at the time of the grant of such ISO is the owner of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, then the following special provisions shall be applicable to the ISO granted to such individual:

(i)	the Exercise Price (per share) subject to such ISO shall not be less than one hundred ten percent (110%) of the fair market value of one Common Share at the time of grant; and

(ii)	for the purposes of this Section 3.12 only, the Exercise Period shall not exceed five (5) years from the date of grant;

(e)	no ISO may be granted hereunder to a U.S. Participant following the expiration of ten (10) years after the date on which this Plan is adopted by the Company or the date on which the Plan is approved by the shareholders of the Company, whichever is earlier; and

(f)	no ISO granted to a U.S. Participant under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Company.

ARTICLE 4

EXERCISE OF OPTION

4.1	Exercise of Option

Except as provided pursuant to Sections 3.5, 3.9, and 3.10 hereof, no Option may be exercised unless the Optionee is, at the time of such exercise, a bona fide Employee, Officer, Director or Consultant of the Company or any of its Affiliates or the Personal Representative of the Optionee, and shall have been continuously such a bona fide Employee, Officer, Director or Consultant, as the case may be. An Optionee or the Personal Representative of the Optionee may exercise the vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to “ESSA Pharma Inc.” in an amount equal to the aggregate Exercise Price of the Common Shares to be purchased pursuant to the exercise of the Option.

4.2	Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice, the Administrator will, in his sole discretion, either cause to be delivered to the Optionee a certificate for the Common Shares purchased by the Optionee or cause to be delivered to the Optionee a copy of such certificate and the original of such certificate will be placed in the minute book of the Company. If the number of Common Shares in respect of which the Option was exercised is less than the number of Common Shares subject to the Option Certificate surrendered, the Administrator will forward a new Option Certificate to the Optionee concurrently with delivery of the share certificate for the balance of the Common Shares available under the Option.

4.3	Condition of Issue

The Options and the issue of Common Shares by the Company pursuant to the exercise of Options are subject to the terms and conditions of the Plan and compliance with the rules and policies of all applicable Regulatory Authorities with respect to the granting of such Options and the issuance and distribution of such Common Shares, and to all applicable securities laws and regulations. The Optionee agrees to comply with all such laws, regulations, rules and policies and agrees to furnish to the Company any information, reports or undertakings required to comply with, and to fully cooperate with, the Company in complying with such laws, regulations, rules and policies.

4.4	Tax Withholding and Procedures

Notwithstanding anything else contained in this Plan, the Company may, from time to time, implement such procedures and conditions as it determines appropriate with respect to the withholding and remittance of taxes imposed under applicable law, or the funding of related amounts for which liability may arise under such applicable law. Without limiting the generality of the foregoing, an Optionee who wishes to exercise an Option must, in addition to following the procedures set out in this Article 4 and elsewhere in this Plan, and as a condition of exercise:

(a)	deliver a certified cheque, wire transfer or bank draft payable to the Company for the amount determined by the Company to be the appropriate amount on account of such taxes or related amounts; or

(b)	otherwise ensure, in a manner acceptable to the Company (if at all) in its sole and unfettered discretion, that the amount will be securely funded; or

(c)	direct a portion of the Common Shares acquired to be sold by a broker, the funds from such sale paid to the Company and the Company directed to remit the funds received to the Canada Revenue Agency and/or such other applicable provincial taxation authority in satisfaction of the applicable withholding requirements;

and must in all other respects follow any related procedures and conditions imposed by the Company.

ARTICLE 5

TSX PROVISIONS

5.1	Application

This Article 5 shall apply upon the date of the listing of the Common Shares on the Toronto Stock Exchange and shall remain in force until such time as the Common Shares cease to be listed for trading on the Toronto Stock Exchange. While this Article 5 applies, in the event of any conflict between this Article 5 and any terms contained in any other Article of this Plan, this Article 5 shall govern. Upon the listing of the Common Shares on the TSX and the de-listing of the Common Shares from the TSX- V, the Company shall be subject to the policies of the TSX and will no longer be subject to the policies of the TSX-V.

5.2	Definitions

Notwithstanding the definitions contained in Section 1.1, the following terms shall have the meanings given to them below:

(a)	“Affiliate” has the meaning given to such term in the TSX Company Manual;

(b)	“Blackout Period” means an interval of time during which the Company has determined that one or more Participants may not trade any securities of the Company because they may be in possession of undisclosed material information pertaining to the Company, or when in anticipation of the release of quarterly or annual financials, to avoid potential conflicts associated with a company’s insider-trading policy or applicable securities legislation, (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Company or in respect of an Insider, that Insider, is subject);

(c)	“Disinterested Shareholder Approval” means approval of this Plan by a majority of the Company’s security holders, in accordance with the requirements stipulated in the TSX Company Manual, which for greater certainty, excludes the votes cast by Insiders entitled to receive a benefit under this Plan;

(d)	“Effective Date” for an Option means the date of grant thereof by the Board;

(e)	“Eligible Participant” means any Person who is a bona fide Director, Officer, Employee or Consultant and also includes a company, 100% of the share capital of which is beneficially owned by one or more Eligible Participants;

(f)	“Insider” means an insider as defined in the TSX Company Manual which, as at the date hereof, means an insider as defined in the Securities Act (Ontario), which as at the date hereof, among other things, includes (i) a director or officer of a reporting issuer; (ii) a director or officer of a person or company that is itself an insider or subsidiary of a reporting issuer; and (iii) a person or company that has either individually or in the aggregate beneficial ownership of, or control or direction over, directly or indirectly, securities of a reporting issuer carrying more than 10% of the voting rights attached to all of the reporting issuer’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution;

(g)	“Insider Participation Limit” means the insider participation limit as defined in the TSX Company Manual, which, as at the date hereof, means the number of the Company’s Common Shares: (i) issued to Insiders within any one year period, and (ii) issuable to Insiders, at any time, under this Plan, or when combined with all of the Company’s other security based compensation arrangements, which cannot exceed 10% of the Company’s total issued and outstanding securities, respectively;

(h)	“Market Price” has the meaning given to such term in the TSX Company Manual;

(i)	“Option” means the right to purchase Common Shares granted hereunder to an Eligible Participant;

(j)	“Participant” means an Eligible Participant that becomes an Optionee;

(k)	“TSX” means the Toronto Stock Exchange and any successor thereto; and

(l)	“TSX Company Manual” means the rules and policies of the TSX contained in the TSX Company Manual, as amended from time to time.

5.3	Eligibility

Notwithstanding the restrictions contained in Section 2.2 hereof, Options to purchase Common Shares may be granted hereunder to Eligible Participants, from time to time by the Board.

5.4	Limitations on Issue

Subject to Section 5.7 hereof:

(a)	an Eligible Participant cannot be granted an Option that would exceed the Insider Participation Limit; and

(b)	the aggregate number of Options granted to all Insiders cannot exceed the Insider Participation Limit;

unless, in either case, the Company has obtained Disinterested Shareholder Approval to do so in accordance with the TSX Company Manual.

5.5	Number of Common Shares

Notwithstanding Section 3.2 hereof and subject to adjustment as provided for in Section 3.10 hereof:

(a)	the maximum number of Common Shares that may be reserved and available for issuance upon exercise of Options shall be the greater of:

(A)	3,614,014 Common Shares; and

(B)	a rolling number equal to 15% of the total issued and outstanding Common Shares from time to time, subject to a maximum of 5,000,000 Common Shares;

(b)	the maximum number of Common Shares that may be reserved and available for issuance under Section 5.5(a)(B) above will be increased quarterly at the end of each fiscal quarter of the Company beginning with the fiscal quarter beginning on April 1, 2015 by an amount equal to the number of Common Shares issued upon exercise of any Options during such fiscal quarter, provided that the total number of Common Shares reserved and available for issuance does not exceed 15% of the issued and outstanding Common Shares of the Company; and

(c)	any Common Shares subject to an Option that expires or terminates without having been fully exercised may be made the subject of a further Option.

5.6	Amendment to Plan or Options by the Board

Notwithstanding Section 7.1 hereof, and subject to the requirements of the TSX Company Manual and Section 5.7 hereof, the Board will have the right at any time and from time to time, to amend any of the provisions of this Plan or any Option in any manner without consent or approval from any Participant or shareholder of the Company (provided that no such amendment may be made that will materially prejudice the rights of any Participant under any Option previously granted to the Participant without consent by such Participant), including without limitation:

(a)	to amend, modify or terminate this Plan with respect to all Common Shares in respect of Options which have not yet been granted hereunder;

(b)	to make any amendment of a typographical, grammatical, clerical or administrative nature or clarification correcting or rectifying any ambiguity, immaterial inconsistency, defective provision, mistake, or error or omission in this Plan or any Option;

(c)	to change the provisions relating to the manner of exercise of Options, including changing or adding any form of financial assistance provided by the Company, or if this Plan has a fixed number of securities issuable, adding or amending provisions relating to a cashless exercise of Options which provisions so added or amended provide for a full deduction of the underlying Common Shares from the maximum number reserved for issuance under this Plan;

(d)	to change the terms, conditions and mechanics of grant, vesting, exercise and early expiry of Options, provided that no such change may extend an outstanding Option Certificate’s Expiry Date;

(e)	to change the provisions for termination or cancellation of Options, or to extend an outstanding Option Certificate’s Expiry Date; and

(f)	to make any addition to, deletion from or alteration of the provisions of this Plan or any Option that are necessary to comply with applicable law or the requirements of any regulatory or governmental agency or applicable stock exchange and to avoid unanticipated consequences deemed by the Board to be inconsistent with the purpose of this Plan.

5.7	Amendments Requiring Disinterested Shareholder Approval

Notwithstanding Section 5.6 and Section 7.1 hereof, the Company will be required to obtain Disinterested Shareholder Approval prior to any of the following actions becoming effective:

(a)	any reduction in the Exercise Price of an Option previously granted to an Insider;

(b)	any extension of the Expiry Date of an Option previously granted to an Insider;

(c)	any amendment to remove or to exceed the Insider Participation Limit;

(d)	any increase in the maximum number of securities issuable under this Plan, either as a fixed number or a fixed percentage of the Company’s issued and outstanding Common Shares; and

(e)	any amendment to Section 5.6 hereof;

provided that Disinterested Shareholder Approval will not be required for increases or decreases or substitution or adjustment to the number or kind of shares or other securities reserved for issuance pursuant to this Plan or the number and kind of shares subject to unexercised Options granted and in the Exercise Price of such Options and the making of provisions for the protection of the rights of Participants under this Plan in accordance with the section or sections of this Plan which provide for such increase, decrease, substitution, adjustments or provisions in respect of certain events, including any change in the outstanding Common Shares by reason of any stock dividend or any recapitalization, amalgamation, subdivision, consolidation, combination or exchange or shares, other corporate change or reorganization, amalgamation or consolidation of the Company, or for the amendment of such section or sections.

5.8	Net Settlement

In lieu of exercising the Option by delivery of the Exercise Notice along with payment of the Exercise Price as provided in Section 5.8 hereof, with the prior written approval of the Company, which may be granted or withheld in its sole discretion, any Optionee or the Personal Representative of such Optionee may elect to transfer and dispose of a specified number of Options to the Company in exchange for a number of Common Shares having a fair market value equal to the intrinsic value of such Options disposed of and transferred to the Company (“Net Settlement”) by completing the Notice of Net Settlement set out as Schedule C. The decision of whether or not to permit Net Settlement for any Option is in the sole discretion of the Company and will be made on a case by case basis. Upon the Net Settlement of Options (the “Disposed Options”), the Company shall deliver to the Optionee, that number of fully paid and non-assessable Common Shares (“X”) equal to the number of Disposed Options (“Y”) multiplied by the quotient obtained by dividing the result of the Market Price of one Common Share (“B”) less the Exercise Price per Common Share (“A”) by the Market Price of one Common Share (“B”). Expressed as a formula, such number of Common Shares shall be computed as follows:

X = (Y) x	(B - A)
(B)

No fractional Common Shares shall be issuable upon the Net Settlement of Options, such Common Shares to be rounded down to the nearest whole number.

5.9	Plan Subject to TSX Policies

The provisions of this Plan are subject to the relevant policies of the TSX, including but not limited to the TSX Company Manual.

ARTICLE 6

ADMINISTRATION

6.1	Administration

The Plan will be administered by the Administrator on the instructions of the Board. The Board may make, amend and repeal at any time and from time to time such policies not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such policies will form part of the Plan. The Board may delegate to the Administrator or any director, officer or employee of the Company such administrative duties and powers as it may see fit.

6.2	Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto will be final and conclusive and will not be subject to any dispute by any Optionee. No member of the Board or any person acting pursuant to authority delegated by it hereunder will be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person will be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

ARTICLE 7

AMENDMENT, TERMINATION AND NOTICE

7.1	Termination and Amendment of Plan

Subject to Article 5:

(a)	Power of the Board to Terminate or Amend Plan - Subject to the acceptance of the applicable Regulatory Authorities, the Board may terminate, suspend or amend the terms of the Plan; provided, however, that, except as provided in Section 4.1 hereof, the Board may not do any of the following without obtaining, within 12 months either before or after the Board’s adoption of a resolution authorizing such action, approval by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable corporate laws, and, where required, by way of Disinterested Shareholder Approval, or by the written consent of the holders of a majority of the securities of the Company entitled to vote:

(i)	reduce the exercise price of Options granted to Insiders, if the holder of such Options is an Insider of the Company at the time of such proposed amendment;

(ii)	grant to Insiders, within a 12 month period, number of options exceeding 10% of the Company’s issued Common Shares;

(iii)	issue to any one Optionee, within a 12 month period, a number of Common Shares exceeding 5% of the Company’s Common Shares;

(iv)	reserve for issuance Common Shares under the Plan where such reservation could result in the number of Common Shares granted to Insiders exceeding 10% of the Company’s issued Common Shares;

(v)	materially modify the requirements as to eligibility for participation in the Plan;

(vi)	materially increase the benefits accruing to participants under the Plan; or

(vii)	modify the provisions of this Section 7.1,

however, the Board may amend the terms of the Plan to comply with the requirements of any applicable Regulatory Authority, or as a result in the changes in Exchange policies relating to incentive stock options, without obtaining the approval of the Company’s shareholders.

(b)	No Grant During Suspension of Plan - No Option may be granted during any suspension, or after termination, of the Plan. Amendment, suspension or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

7.2	Approvals

The Plan and any amendments hereto are subject to all necessary approvals of the applicable Regulatory Authorities.

7.3	Termination

The Board may terminate the Plan at any time provided that such termination will not alter the terms or conditions of any Option or impair any right of any Optionee pursuant to any Option awarded prior to the date of such termination which will continue to be governed by the provisions of the Plan.

7.4	Agreement

The Company and every Option awarded hereunder will be bound by and subject to the terms and conditions of the Plan. By accepting an Option granted hereunder, the Optionee has expressly agreed with the Company to be bound by the terms and conditions of the Plan.

7.5	Notice

Any notice or other communication contemplated under the Plan to be given by the Company to an Optionee will be given by the Company delivering or faxing the notice to the Optionee at the last address for the Optionee in the Company’s records. Any such notice will be deemed to have been given on the date on which it was delivered, or in the case of fax, the next business day after transmission. An Optionee may, at any time, advise the Company of a change in the Optionee’s address or fax number.

Schedule A

ESSA PHARMA INC.

STOCK OPTION PLAN

OPTION CERTIFICATE

This Certificate is issued pursuant to the provisions of the ESSA Pharma Inc. (the “Company”) stock option plan (the “Plan”) and evidences that • is the holder (the “Optionee”) of an option (the “Option”) to purchase up to • Common Shares Without Par Value (the “Common Shares”) in the capital stock of the Company. The Exercise Price of the Option is Cdn. $• per Common Share.

Subject to the provisions of the Plan:

(a)	the Award Date of the Option is •, •;

(b)	the Expiry Date of the Option is •, •; and

(c)	the Option shall vest in accordance with the following schedule:

(i)	•; and

(ii)	•.

The vested portion or portions of the Option may be exercised at any time and from time to time from and including the Award Date through to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator of the Plan an Exercise Notice, in the form provided in the Plan, together with this Certificate and a certified cheque or bank draft payable to “ESSA Pharma Inc.” in an amount equal to the aggregate of the Exercise Price of the Common Shares in respect of which the Option is being exercised.

This Certificate and the Option evidenced hereby are not assignable, transferable or negotiable and are subject to the detailed terms and conditions contained in the Plan, the terms and conditions of which the Optionee hereby expressly agrees with the Company to be bound by. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company will prevail.

The Option is also subject to the terms and conditions contained in the schedules, if any, attached hereto. All terms not otherwise defined in this Certificate will have the meanings given to them under the Plan.

Dated this • day of •, •.

ESSA PHARMA INC.

Per:
Administrator, Stock Option Plan
ESSA Pharma Inc.

ESSA PHARMA INC.

OPTION CERTIFICATE – SCHEDULE

The additional terms and conditions attached to the Option represented by this Certificate are as follows:

1.	[NTD: Include any specialized terms desired.]

ESSA PHARMA INC.

Per:
Administrator, Stock Option Plan
ESSA Pharma Inc.

Schedule B

ESSA PHARMA INC.

STOCK OPTION PLAN

NOTICE OF EXERCISE OF OPTION

TO:	The Administrator, Stock Option Plan
ESSA Pharma Inc.
999 West Broadway Suite 720
Vancouver, British Columbia V5Z 1K5

The undersigned hereby irrevocably gives notice, pursuant to the ESSA Pharma Inc. stock option plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Common Shares; or

(b)	___________________ of the Common Shares,

which are the subject of the Option Certificate attached hereto.

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to “ESSA Pharma Inc.” in an amount equal to the aggregate Exercise Price of the aforesaid Common Shares and directs the Company to issue the certificate evidencing said Common Shares in the name of the undersigned to be mailed to the undersigned at the following address:

___________________________________

___________________________________

___________________________________

By executing this Notice of Exercise of Option the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All terms not otherwise defined in this Notice of Exercise of Option will have the meanings given to them under the Option Certificate.

DATED the ________ day of ____________________, __________.

Signature of Optionee

Schedule C

STOCK OPTION PLAN

NOTICE OF NET SETTLEMENT

TO:	The Administrator, Stock Option Plan
ESSA Pharma Inc.
999 West Broadway Suite 720
Vancouver, British Columbia V5Z 1K5

The undersigned hereby requests, pursuant to the ESSA Pharma Inc. (the “Company”) stock option plan (the “Plan”), the Company accept the transfer, disposition and surrender of the right to exercise ______________ Options in exchange for, subject to the terms of the Plan and the Options, the number of Common Shares representing the fair market value of the Options disposed of and transferred to the Company pursuant to the net settlement provisions set out in section 5.8 of the Plan (the “Net Settlement Provisions”).

The undersigned, subject to the terms of the Plan and the Options, is requesting to receive the fair market value of the Options in Common Shares pursuant to the Net Settlement Provisions.

The undersigned directs the Company to issue the certificate evidencing said Common Shares in the name of the undersigned to be mailed to the undersigned at the following address:

___________________________________

___________________________________

___________________________________

By executing this Notice of Net Settlement the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All terms not otherwise defined in this Notice of Net Settlement will have the meanings given to them under the Option Certificate.

DATED the ____ day of ____________, 20__.

Signature of Witness	Signature of Participant

Name of Witness (please print)	Name of Participant (please print)